As filed with the Securities and Exchange Commission on July 23, 1999
										Registration No.
====================================================
	SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, D.C. 20549
	------------------------
	FORM SB-2
	REGISTRATION STATEMENT UNDER
	THE SECURITIES ACT OF 1933
	--------------------------
	THINWEB.COM CORPORATION
	---------------------------------
	(Exact Name of registrant as specified in its charter)

	Delaware                		52-2102438		      	    7372
--------		     ----------------------------		-------------------------
(State or other           (I.R.S. Employer     		(Primary Standard
jurisdiction of           Identification         Industrial Classification
incorporation or          Number)                Code Number)
organization)
-----------------------

thinWEB.com Corporation
Suite 101, Phase 3
6 Antares Drive
Ottawa, Ontario K2E 8A9
613/225-8446
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gary Hannah
thinWEB.com Corporation
Suite 101, Phase 3
6 Antares Drive
Ottawa, Ontario K2E 8A9
613/225-8446
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:   Cassidy & Associates, 1504 R Street, N.W.
             Washington, D.C. 20009, 202/387-5400

Approximate date of commencement of proposed sale to the public:

           As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /  /

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   /   /


			CALCULATION OF REGISTRATION FEE

                      Amount
Title of              to be            Proposed       Maximum
Class                 Registered       Offering       Aggregate     Amount of
to be                 Maximum          Price          Offering    Registration
Registered            Offering         Per Share        Price         Fee (2)

Common Stock	         4,000,0000       	$7.00       	 $28,000,000   	 $ 7,784
Common stock held by
selling
securityholders	       6,212,500       	 $0.02 (1)    $   124,250   	     34

   TOTAL                                            			$28,124,250   	$ 7,818

(1)	There is no current market for the securities and the
price at which the shares held by the Selling Securityholders will be sold is unknown. Pursuant to Rule 457(f)(2), the registration fee is based upon the estimated per share of common stock book value of $0.02 as of March 31, 1999.

(2)	Paid by electronic transfer.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS       Subject to Completion, Dated July  ______, 1999


The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement which has been filed with the Securities and Exchange Commission is effective.
 This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

	THINWEB.COM CORPORATION

4,000,000 shares of common stock; and
6,212,500 shares of Common Stock to be sold by the Holders thereof

	ThinWEB.com Corporation ("thinWEB.com" or the "Company"), a recently created Delaware corporation, is offering for sale 4,000,000 shares of its common stock, par value $.0001 per share (the "Company Shares") at an initial offering price of $7.00 per Company Share. The offering price of the Company Shares was determined arbitrarily by thinWEB.com and is not necessarily related to asset or book value, net worth or any other established criteria of value. See "DESCRIPTION OF SECURITIES."

	The Company Shares are being offered for sale by the officers and directors of the Company who will not receive any remuneration for such sales. The Company Shares offered by thinWEB.com are being offered on a "best efforts" basis and thinWEB.com is only required to use its best efforts to sell the Company Shares, and there is no assurance that any sales will be made. ThinWEB.com has not established a minimum or maximum number of Company Shares required to be sold and funds received from any sales of the Company Shares will be immediately available for use by thinWEB.com and will not be held in escrow, trust or any type of similar arrangement.
ThinWEB.com will offer the Company Shares for a period of six months from the effective date of this prospectus which offering period can be extended by the Company for an additional 90 days. See "PLAN OF DISTRIBUTION".

	ThinWEB.com has limited operations, revenues and capital. There has been no public market for the common stock of the Company and no assurances may be given that a public market will develop following completion of this offering or that, if any such market does develop, it will be sustained. See
"PLAN OF DISTRIBUTION".


                      Price           	Underwriting Discounts    Proceeds
                      to Public        and Commissions (1)       to Company
                                                                 or Others (2)
Per Company Share	      $7.00               	$ 0                 	$7.00
Total	                  $7.00               	$ 0                 	$7.00

(Footnotes on following page)

	This Prospectus also relates to the offer and sale of 6,212,500 shares of common stock (the "Selling Securityholder Shares") of thinWEB.com by 41 holders of such shares (the "Selling Securityholders"). (The Company Shares and Selling Securityholder Shares are collectively referred to, when applicable, as the "Shares"). All costs incurred in the registration of the Shares are being borne by thinWEB.com. ThinWEB.com will not receive any funds from the sale of the Selling Securityholder Shares; all funds received by the sale of the Selling Securityholder Shares will be retained by the Selling Securityholders.

	These securities involve a high degree of risk.
See "Risk Factors" contained in this prospectus beginning on page _____.

	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.

	Any representation to the contrary is a criminal offense.



	The date of this Prospectus is July  ____, 1999


(Footnotes from prior page)

(1)	The officers and directors of the Company are offering the
Company Shares for sale. If an underwriter is used, of which there can be no assurance, discounts or commissions are not anticipated to exceed 10% of the offering price.

(2)	Does not include an estimated $118,000 in expenses of
issuance and distribution of this offering.


	The Selling Securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell the Selling Securityholder Shares on terms to be determined by them at the time of sale. See "PLAN OF
DISTRIBUTION." The Selling Securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Selling Securityholder Shares being offered by them.

	Following the completion of this offering, certain broker-dealers may be the principal market makers for the securities offered hereby. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. No assurance can be given that any market making activities of the market makers, if commenced, will be continued.

	In connection with this offering, certain underwriters may engage in passive market making transactions in the Company's common stock on Nasdaq in accordance with Rule 103 of Regulation M. See "Plan of Distribution".

	For a period of at least one year following closing of this offering, the Company will be required by the Securities Exchange
Act of 1934 to file periodic reports and other information with the Securities and Exchange Commission. Such material may be inspected at the Commission's principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20459 or at its web site http://www.sec.gov and copies may be obtained on payment of certain fees prescribed by the Commission. The Company will furnish to holders of its common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by an independent certified public accountant.
The Company may issue other unaudited interim reports to its shareholders as it deems appropriate.

INCORPORATION BY REFERENCE

	The Company hereby incorporates by reference in its entirety the Form 8-K filed by the Company with the Securities and Exchange Commission on May 28, 1999
(file no. 000-25419).

                           PROSPECTUS SUMMARY

	The following is a summary of certain information contained elsewhere in this Prospectus.
Reference is made to, and this summary is qualified by, the more detailed information set forth in this Prospectus, which should be read in its entirety.

RISK FACTORS

	There are substantial risk factors involved in investment in the Company. Investment in the Company is speculative and no assurances can be made of any return to investors. See "RISK FACTORS".

THE COMPANY

	ThinWEB.com Corporation is a recently created Delaware corporation formed to develop Internet e-business software applications targeted to organizations that require rapid access to data and immediate interaction with customers and employees over the Internet.

	ThinWEB.com maintains its executive offices at Suite 101, Phase 3, 6 Antares Drive, Ottawa, Ontario K2E 8A9 and its telephone number is 613/225-8446.

TRADING MARKET

	There is currently no trading market for thinWEB.com's securities, including its common stock. ThinWEB.com intends to apply initially for admission to quotation of its common stock on the NASD OTC Bulletin Board.
There can be no assurance that the Company will qualify for quotation of its securities on the NASD OTC
Bulletin Board. See "RISK FACTORS--Absence of Trading Markets" and "DESCRIPTION OF SECURITIES--Admission to Quotation on Nasdaq
SmallCap Market or the NASD OTC Bulletin Board".

SELECTED FINANCIAL DATA

	The following table sets forth the selected consolidated financial data for ThinWeb Software Incorporated for the period from April 22, 1998 to December 31, 1998 and the three months ended March 31, 1999:

Income statement data:
                    						              Period ended	      	Three Months Ended
                                        		December 31,		      March 31,
                                      				1998 			            1999
											                                                  	(unaudited)

Revenues							                           1,156			               253
Research and development expense				     43,888	            		38,034

Loss for the period				              		(100,296)			          (100,882)


Balance sheet data:	                 				December 31,		       March 31,
                                    							1998	              			1999
                                                  											(unaudited)

Current Assets	                     						103,258			          602,055

Total Current liabilities		           			 200,906             287,366

                        	RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk. The securities offered hereby should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this prospectus and the information contained in the financial statements, including all notes thereto.

GOING CONCERN QUESTION

	ThinWEB.com has suffered losses from its start-up activities and has insignificant operations and revenues which raise doubt about its ability to continue as a going concern. The ability of thinWEB.com to continue as a going concern is dependent upon it obtaining the necessary financing to complete its research and development projects, to market those products once available and to develop profitable operations. There can be no assurance that thinWEB.com will be able to complete the development of its products, or if completed, that it will be able to market them successfully. If ThinWEB.com is not able to raise financing or to obtain alternative sources of funding, management will be required to curtail development of operations and there is no assurance that the Company will be able to continue.

UNCERTAINTY OF FUTURE PROFITABILITY EVEN IF SOFTWARE APPLICATIONS MARKETED

	There is no assurance that even if completed and marketed that revenues from the Company's software applications will be sufficient to fund its operations or to fund any additional research, development or marketing. ThinWEB.com may be required to raise additional capital through debt or equity financing. There are no assurances that the Company will receive any revenues from operations or other proceeds nor that it will be able to raise such capital through debt or equity financing.

THINWEB.COM MAY NEED ADDITIONAL FINANCING

	Future events, including the problems, delays, expenses and difficulties frequently encountered by software development companies may lead to delays and cost increases that could make the net proceeds of this offering insufficient to fund thinWEB.com's proposed operations. ThinWEB.com may seek additional sources of capital, including an additional offering of its equity securities, an offering of debt securities or obtaining financing through a bank or other entity. ThinWEB.com anticipates that it will offer for sale certain of its equity securities. ThinWEB.com has not yet determined the terms of such offering, but the proceeds from such offering, if any, are crucial to the continuationof the development of its operations. ThinWEB.com has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If it needs to obtain additional financing, however, there is no assurance that financing will be available, for any source, or that it will be available on terms acceptable to it, or that any future offering of securities will be successful. If thinWEB.com is not able to raise such financing or to obtain alternative sources of funding, management will be required to curtail development of operations and there is no assurance that the Company will be able to continue.

OPERATING LOSS

	ThinWEB.com has had insignificant operations and revenues to date. ThinWEB.com has used funds raised from the offering of its securities and from borrowing to finance its operations. ThinWEB.com's ability to develop operations is dependent upon its ability to bring its two developed products to market and to sell such products at a profit.

THINWEB.COM HAS NO OPERATING HISTORY

	ThinWEB.com and its subsidiaries have no operating histories, have not begun any operations and to date have received only insignificant revenues from start-up operations. ThinWEB.com's operations will be subject to all the risks inherent in the establishment of a relatively new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its concepts, market awareness, reliability of the software products, dependability and accuracy of technical support, and general economic conditions.
There is no assurance that thinWEB.com will achieve its expansion goals and the failure to achieve such would have an adverse impact on it.

SELLING SECURITYHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME

	After effectiveness of this prospectus, the Selling Securityholders may offer and sell their Selling Securityholder Shares at a price and time determined by the Selling Securityholder in accordance with applicable federal and state securities laws. Affiliates of the Company will be subject to limitations of Rule 144, including its volume limitations in the sale of their Selling Securityholder Shares. The timing of such sales and the price at which the Selling Securityholder Shares are sold by the Selling Securityholders could have an adverse effect upon the public market for the common stock should one develop.

POSSIBILITY OF NOT DEVELOPING ACCEPTABLE SOFTWARE

	ThinWEB.com's two products are currently in beta testing status and the Company anticipates their release in the summer of 1999. There is no assurance that circumstances or events will not delay or prevent such release, including insufficient funds to finalize the products.
It is possible that the beta testing may produce results that require the products to be redeveloped or reworked. A delay in the release of the products would adversely impact thinWEB.com's projected operations and business plan.

CHANGES IN SOFTWARE PLATFORM

	ThinWEB.com's software is Java based, which is currently a widely used computer platform. There can be no assurance that the Java platform will have such continued wide-spread acceptance or that a competitor to Java will not develop a better and more widely used platform not compatible with thinWEB.com's software. Although the software would continue to be available and usable with the Java platform, there is no assurance that the Java platform market would continue to expand or that, potentially in light of a better platform, would not decrease in size.

LACK OF CONTINUED DEVELOPMENT OF E-COMMERCE MARKET

	The use of the Internet and World Wide Web for commercial purposes is expanding dramatically. There is no assurance, however, that as increased commerce takes place on the Internet that unforeseen overloads, lack of sufficient hardware, telephone availability or other problems may develop. In addition, consumer use of the Internet for purchases, banking, and other commercial uses may decline for any number of reasons such as security problems, overload difficulties, shopping trends, or slow Internet access.

COMPETING SOFTWARE MAY HURT THINWEB.COM'S MARKET

	There is no assurance that a competitor may not offer similar or identical or better software to that being developed or to be developed by thinWEB.com prior to the availability of thinWEB.com's software.
In addition, a competitor may offer similar or identical software at a cheaper price or as free software. There is an increasing amount of software on the World Wide Web available for download without charge
("freeware"). Given the intense competition in the software market, it can be an important factor to be the first available in an application or to be offered for the cheapest price.

COMPETITION FROM LARGER AND MORE ESTABLISHED COMPANIES MAY HAMPER MARKETABILITY

 The competition in the software industry is very intense. There are numerous well-established competitors, including national, regional and local software developers possessing substantially greater financial, marketing, personnel and other resources than thinWEB.com. ThinWEB.com may not be able to market or sell its products if faced with direct product competition from these larger software developers.

TRADEMARK PROTECTION AND PROPRIETARY MARKS

	Notwithstanding the pending registration of its trade names with the United States Trademark Office and the Canadian Intellectual Property Office, there is no assurance that thinWEB.com will be able to enforce against use of these marks against prior users. There is also no assurance that thinWEB.com will be able to prevent competitors from using the same or similar marks, concepts or appearances or that thinWEB.com will have the financial resources necessary to protect its marks against infringing use.

MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE

	ThinWEB.com's executive officers and directors, together with entities affiliated with them, beneficially own approximately 53.8% of the outstanding common stock. As a result, these stockholders are able to exercise controlling interest over matters requiring stockholder approval, including the election of directors and the approval of material corporate matters such as change of control transactions.
The effects of such control could be to delay or prevent a change of control of the Company unless the terms are approved by such stockholders.

SPECULATIVE NATURE OF INVESTMENT

	The e-commerce, Internet and software industries are extremely competitive and the commercial success of any software application or other program is often dependent on factors beyond the control of the developing company, including but not limited to immediate availability of competing software, initial user acceptability, and general market conditions. ThinWEB.com may experience cost overruns in marketing its applications and may not have sufficient capital to successfully complete any of its projects. ThinWEB.com may not be able to sell or license its applications because of industry conditions, general economic conditions, competition from other producers and distributors, or lack of acceptance by users. ThinWEB.com may also incur uninsured losses for liabilities which arise in the ordinary course of business in the software industry, or which are unforeseen, including but not limited to copyright infringement, product liability, and employment liability. See "BUSINESS."

THINWEB.COM'S DEVELOPMENT OF SOFTWARE APPLICATIONS IS HIGHLY DEPENDENT ON EXPERTISE OF TWO OF ITS OFFICERS.

	Bryan MacLean, Vice President and a Director, and Cory Reid, Vice President, are the initial developers of thinWEB.com's two current software applications. The loss of their services for any reason would have a material adverse effect on thinWEB.com's business and operations and its prospects for the future. The competition for information technology expertise, including Internet, computer and software programmers and developers is intense and thinWEB.com may have difficulty in replacing the services of these two individuals, if lost for any reason. The development of thinWEB.com's business plan is dependent on retaining the services of these two officers and obtaining and retaining the services of similar expert personnel. ThinWEB.com does not have a "key man" life insurance on the lives of any of its executive officers.

ISSUANCE OF ADDITIONAL COMMON STOCK WILL REDUCE INVESTORS PERCENTAGE OWNERSHIP

	The Certificate of Incorporation of thinWEB.com authorizes the issuance of a maximum of 100,000,000 shares of common stock and 20,000,000 shares of "non-designated" preferred stock. There are 17,066,344 shares of common stock outstanding and 1,500,000 shares of preferred stock outstanding. The future issuance of all or part of the remaining authorized common stock or preferred stock could result in substantial reduction in the percentage of thinWEB.com's common stock held by its then shareholders, including purchasers of the Shares offered herein.

ISSUANCE OF ADDITIONAL COMMON STOCK MAY DILUTE SHARE VALUE

	ThinWEB.com may issue common stock for future acquisitions, or other items, or may sell shares of its common stock at a price lower than price paid by any purchaser hereof. Such issuance may have the effect of diluting the value of the shares held by its then shareholders and might have a material adverse effect on any trading market, should a trading market develop for thinWEB.com's securities.

THE POSSIBILITY OF THINWEB.COM ISSUING ADDITIONAL PREFERRED STOCK
WITH CERTAIN PREFERENCES MAY DEPRESS MARKET PRICE OF THE COMMON STOCK

	ThinWEB.com has 20,000,000 shares of non-designated preferred stock authorized which it may issue from time to time by action of the Board of Directors. As of the date hereof, the Board of Directors has designated 2,000,000 shares and issued 1,500,000 shares of preferred stock. The Board of Directors may designate additional series or classes of preferred shares without shareholder consent which designations may give the holders of the preferred stock voting control and other preferred rights such as to liquidation and dividends. The authority of the Board of Directors to issue such stock without shareholder consent may have a depressive effect on the market price of thinWEB.com's common stock even prior to any such designation or issuance of the preferred stock.

THE POSSIBILITY OF ISSUING PREFERRED STOCK FOR ANTI-TAKEOVER EFFECT COULD PREVENT TAKEOVERS FAVORED BY SHAREHOLDERS

	The Board of Directors has the authority, without further approval of stockholders, to issue preferred stock, having such rights, preferences and privileges as the Board of Directors may determine.
Any such issuance of shares of preferred stock, under certain circumstances, could have the effect of delaying or preventing a change in control of thinWEB.com or other take-over attempt and could adversely materially affect the rights of holders of shares of the common stock.

OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS

	The Certificate of Incorporation and By-Laws of thinWEB.com provide that thinWEB.com indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. The Company's Certificate of
Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate the thinWEB.com's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of thinWEB.com and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

THINWEB.COM COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATION

	There has been no public market for thinWEB.com's common stock. If a market for the common stock develops and the price of the common stock falls below $5.00 per share, then the common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).
For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell thinWEB.com's securities.

IMMEDIATE AND SUBSTANTIAL DILUTION

	Purchasers of the Company Shares offered herein will incur immediate and substantial dilution in the net tangible book value of the common stock. See "DILUTION". Additional dilution to investors may result when, and if, any warrants are exercised or the Preferred Shares converted at a time when the net tangible book value per share of the common stock exceeds the exercise price of such Warrants or the conversion price of such Preferred Shares.

ADDITIONAL SHARES WILL COME INTO MARKET AS SHARES BECOME AVAILABLE FOR RESALE PURSUANT TO RULE 144

	Sales of restricted securities by a person who is not an affiliate of thinWEB.com (as defined in the Securities Act) and who has satisfied a two year holding period may be made without any volume limitation. The outstanding restricted securities of thinWEB.com may become eligible for sale in the public market pursuant to Rule
144 without additional capital contribution to thinWEB.com. Possible or actual sales of thinWEB.com's outstanding common stock by all or some of the present stockholders may have a material adverse effect on the market price of thinWEB.com's outstanding common stock should a public trading market develop.

ADDITIONAL SHARES ENTERING MARKET PURSUANT TO RULE 144 WITHOUT
ADDITIONAL CAPITAL CONTRIBUTION

	Of the 17,066,344 issued and outstanding shares of thinWEB.com's common stock, 16,916,344 are "restricted securities" including the 6,212,500 which are the subject of this registration statement, as such term is defined in Rule 144 ("Rule 144") of the General Rules and Regulations of the Securities and Exchange Commission (the
"Rules") promulgated under the Securities Act. In general, under Rule 144, if adequate public information is available with respect to a company, a person who has satisfied a one year holding period as to his restricted securities or an affiliate who holds unrestricted securities may sell, within any three month period, a number of that company's shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if the security is trading on the Nasdaq Stock Market or an exchange, the average weekly trading volume during the four calendar weeks prior to such sale. Sales of restricted securities by a person who is not an affiliate of the company (as defined in the Securities Act) and who has satisfied a two year holding period may be made without any volume limitation. Pursuant to such Rule 144, after the expiration of the holding period certain shares of common stock now restricted for trading will become eligible for trading in the public market without any payment therefore or increase to the Company's capitalization. Possible or actual sales of the Company's outstanding common stock by all or some of the present stockholders may have an adverse effect on the market price of thinWEB.com's common stock should a public trading market develop. The additional availability of such shares to be traded in the public market would increase the "public float" of the Company without any corresponding increase in its capital. Upon effectiveness of the Registration Statement of which this prospectus forms a part, the 6,212,500 shares registered herein will no longer be subject to Rule 144 except such registered shares held by affiliates of thinWEB.com (including officers and directors) which will continue to be subject to the restrictions on the transferability of shares held by affiliates contained in Rule 144.

RESALES OF THE SELLING SECURITYHOLDER SHARES UNDER STATE SECURITIES LAWS

	The National Securities Market Improvement Act of 1996 ("NMSIA") limits the authority of states to impose restrictions upon sales of Securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales by the Selling Securityholders of the Selling Securityholder Shares in the secondary market will be made pursuant to Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date of this prospectus the Selling Securityholder's Shares will be eligible for resale in the secondary market in each state.

LIMITED STATE REGISTRATION OF COMPANY SHARES

	ThinWEB.com anticipates that it will primarily sell the Company Shares in a limited number of states. ThinWEB.com will not accept subscriptions from investors resident in other states unless it effects a registration therein or determines that no such registration is required.

	In order to comply with the applicable securities laws, if any, of certain states, the Company Shares will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the Company Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which thinWEB.com has complied.

NO PRIOR MARKET FOR THINWEB.COM'S COMMON STOCK

	Prior to this offering, no public trading market existed for the common stock of thinWEB.com or any of its subsidiaries.

NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR THINWEB.COM'S COMMON STOCK

	There is no assurance that a public trading market for the common stock will develop or that a public trading market, if developed, will be sustained. If a trading market does in fact develop for the common stock offered hereby, there can be no assurance that it will be maintained. Furthermore, if for any reason the common stock is not listed on the NASD
OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the Shares may have difficulty selling their common stock or warrants should they desire to do so.

COMPUTER SYSTEMS FACING UNKNOWN PROBLEMS ON CHANGE TO YEAR 2000

	Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000 ("Year 2000 Problem"). Many of the computer programs containing such date language problems have not been corrected by the companies or governments operating such programs. ThinWEB.com's plans for its operations are contingent upon the continued use and acceptability of the Internet. A computer failure that impacted on the Internet for any length of time could undermine the Company's business plan. In addition, any failure of the Internet may damper its use and growth and stall or depress the market for e-business.
In addition, the Company could be impacted by the failure of other domestic and international companies and countries to timely correct their computer system, telephone systems, mail and package delivery systems, transportation systems, financial systems, and others. If any of these systems or systems of other companies or countries become inoperational the Company may be directly and significantly affected. The extent or duration of the problems connected with the Year 2000 Problem are impossible to predict.

                        	AVAILABLE INFORMATION

	ThinWEB.com has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the Shares offered hereby. This prospectus does not contain all the information contained in that registration statement. For further information regarding the Company and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this prospectus with respect to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for its complete terms and conditions.

	ThinWEB.com will provide without charge to each person who receives a copy of this prospectus, upon written or oral request by such person, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to Gary Hannah, President, thinWEB.com Corporation, Suite 101, Phase 3, 6
Antares Drive, Ottawa, Ontario K2E 8A9 Canada, or by telephone at
613/225-8446.

	ThinWEB.com will be subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by thinWEB.com can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following
Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400,
Chicago Illinois. 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

	ThinWEB.com intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required by law.

                        	THE COMPANY

	ThinWEB.com Corporation has two wholly-owned subsidiaries, Thinweb.com Inc., a Nova Scotia corporation and ThinWeb Software Incorporated, a Nova Scotia corporation. Thinweb.com Inc. was created to effect the exchange of stock with ThinWeb Software Incorporated and has no operations. As a result of the exchange of stock, ThinWeb Software Incorporated has become a wholly-owned subsidiary of Thinweb.com Inc.

	Effective as of May 27, 1999, as reported in the Form 8-K filed by the Company and incorporated herein by reference, the Company's subsidiary Thinweb.com Inc. purchased all the outstanding shares of common stock of ThinWeb Software Incorporated (16,916,344 shares) for an aggregate consideration of:

	(i) issuance of 16,916,344 Class A exchangeable non-voting participating common shares of its common stock;

	 (ii) the Company's issuance to StockTrans, Inc., Ardmore, Pennsylvania, as trustee for the ThinWeb Software Incorporated shareholders (the "Trustee"), 16,916,344 shares of its common stock to be held in trust under the terms of an exchange and voting agreement dated April 22, 1999; and

	(iii) the Company's issuance of 1,500,000 shares of its preferred stock to 583317 British Columbia, Ltd., a British Columbia corporation, at $.0001 per share.

	Each beneficial shareholder of the Class A Shares has, through the Trustee, voting rights in thinWEB.com equal to the number of Class A Shares held for his benefit by the Trustee. The Class A Shares may be converted into or exchanged for an equal number of shares of thinWEB.com held by the Trustee upon proper notice to thinWEB.com. By having the Class A Shares exchangeable at some time in the future for issued shares of thinWEB.com held by the Trustee, the Thinweb Software Incorporated shareholders were able to defer certain Canadian taxes otherwise payable upon the disposition of their Thinweb Software Incorporated shares while maintaining voting rights in thinWEB.com.

	As part of the transaction, the Company changed its name from Warwick Acquisition Corporation to thinWEB.com Corporation.

	ThinWeb Software Incorporated was founded in April, 1998, by two of the Company's present officers, Bryan MacLean, also a director, and Cory Reid, to focus on e-commerce business applications. Messrs. MacLean and Reid were part of the initial software development team at Sanga International, Inc., a company providing web-based software business solutions using
Java technology. Messrs. MacLean and Reid determined that a market opportunity existed to develop web-based software applications targeted to software applications targeted to software developers and Internet providers based on the use of Sun Microsystems' Java software programming language.
Messrs. MacLean and Reid began development of ThinAccess and WebCrumbs and its core technology in March, 1998, and thereafter established ThinWeb Software Incorporated through which they continued development of the technology and products. As of May 27, 1999, ThinWeb Software
Incorporated was a wholly-owned subsidiary of thinWEB.com Corporation.

	ThinWEB.com Corporation has an authorized capitalization of 100,000,000 shares of common stock, par value of $.0001 per share and 20,000,000 shares of non-designated preferred stock, par value $.0001, of which 2,000,000 shares have been designated. See "DESCRIPTION OF SECURITIES". The main offices of the Company are located at Suite 101, Phase 3, 6 Antares Drive, Ottawa, Ontario K2E 8A9 and its telephone number is 613/225-8446.

                        	USE OF PROCEEDS

	If all the Company Shares are sold at the initial selling price of $7.00 per share, of which there can be no assurance, the proceeds to the Company will be $28,000,000 not including broker or underwriting commissions which the Company anticipates would not exceed 10% of the proceeds if any.

	The following table sets forth the Company's anticipated use of proceeds from the offering:

	Total Proceeds			                             				$ 28,000,000

	Commissions or underwriting Fees, if any				         2,800,000
	Offering expenses						                                118,000
	Administrative expenses						                        1,282,100
	Marketing and advertising					                       8,800,000
	Research and development					                        7,500,000
	Acquisition of third party software applications		  	5,000,000
	Contingency				                                   			2,500,000

	The foregoing represents thinWEB.com's best estimate of the net proceeds of the offering based on current planning and business conditions. The exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures may vary significantly depending upon the exact amount of funds raised and status of the Company's business plan.

	The Company believes that the proceeds from offering in addition to potential revenues from operations in addition to the funds from subscriptions already received will be sufficient to fund its operations for the next 12 months. If the Company is not able to sell all the Company Shares, or to sell the Company Shares at the initial offering price, it may be required to delay, scale back or eliminate parts of its development plan or obtain funds through additional financing, including loans or additional offerings of its securities. The Company has no agreements or understandings with respect to any future financing or loan agreements.

                        	DILUTION

	Purchasers of the Company Shares may experience immediate and substantial dilution in the value of the common stock. Dilution represents the difference between the initial public offering price per share paid by the purchasers in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities), divided by the number of shares of common stock outstanding upon closing of the offering.

	At March 31, 1999 Thinweb Software Incorporated (the only operating subsidiary) had a net tangible book value of $400,285 or $0.02 per share. Assuming sale of all 4,000,000 Company Shares at $7.00 per Company Share (and assuming no conversion of the convertible preferred stock and no exercise of the outstanding warrant), the net tangible book value of the Company would be $25,440,285 or $1.21 per share.

	This represents an immediate dilution to purchasers of the Company Shares of $5.79 per share and the aggregate increase in net tangible book value to present shareholders of $1.19 per share. The following table illustrates such effect:

	Initial public price per Company Share					                 $7.00
		Net tangible book value before offering		                  $0.02
		Increase per share attributable to
			new investors				                                         $1.19
	Net tangible book value per share after Offering				        $1.21

	Dilution per share to new investors				                     $5.79


	In addition, any sales by the Selling Securityholders of their shares for an amount less than that paid by the purchaser of the Company Shares would result in a further dilution to value of the purchaser's common stock. The following table sets forth, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors:


Assuming all Company Shares sold:                           Percen-
                                                            tage
                                   Percentage of            Total
                                   Oustand-     Consid-     Consid-    Average
					                  Number of   ing          eration     eration    Price per
                       Shares      Shares       Paid         Paid       Share

Existing
   Shareholders	      17,066,344	    81.0%	      $602,500  	  2.1%     $.035
New Investors 	       	4,000,000	    19.0%	    28,000,000  	 97.8%   $ 7.00

Total			              21,066,344	    100%  	 $ 28,602,500  		100%


                        	DIVIDEND POLICY

	ThinWEB.com currently intends to retain substantially all of its earnings, if any, to support the development of its business and has no present intention of paying any dividends on its common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors , and will depend on thinWEB.com's financial condition, results of operations and capital requirements, and such other factors as the Board of Directors deems relevant.

                        	BUSINESS

	References herein to the Company or thinWEB.com Corporation include its wholly-owned subsidiaries, Thinweb.com Inc. and ThinWeb Software Incorporated, unless the context otherwise requires. ThinWEB.com
Corporation is a start-up company and has insignificant operations or revenues to date. Its ability to continue is dependent upon it obtaining the necessary financing to complete its research and development projects and upon future-profitable operations. There can be no assurance that it will be able to complete the development of its products, or if completed that it will be able to market them successfully. There is no assurance that even if completed and marketed that revenues from the products will be sufficient to fund thinWEB.com's operations or fund any additional research, development or marketing.

OVERVIEW

	ThinWEB.com Corporation develops e-business software applications for organizations that require rapid access to data and immediate interaction with customers or employees over the Internet. The
Company intends that all its software applications will utilize
Java, the universal language released in 1995 by Sun Microsystems that provides a universal platform that can run on any computer and on most operating systems without alteration. ThinWEB.com's use of Java will enable it to develop applications for mobile and wireless devices and other emerging technologies that require platform independent, swift deployment, flexibility, fast operation and low-cost.

	The Company anticipates that its customer base will consist of either stand alone software development companies, Internet providers or software development teams within large organizations developing web-based applications. There is no assurance that the Company will be able to successfully develop or market its technology. See "RISK FACTORS".

	ThinWEB.com has developed a core technology that will support current and future e-commerce applications developed by it. The core technology will provide the framework for all future software developed by thinWEB.com and will eliminate the need and cost for developing a particular framework for each application. The Company's first two applications are targeted for the e-commerce web applications market.

TECHNOLOGY AND PRODUCTS

	Core Technology. Through its subsidiary, ThinWeb Software Incorporated, thinWEB.com has developed its core technology which will be utilized by its e-commerce applications.  The core technology provides a framework for component containment, interaction, naming and other perimeters.
The core technology uses Java software compliance and enterprise
Application Programming Interfaces (APIs) from Sun Microsystems, Inc.
to retrieve data and business logic wherever located and to integrate it into new applications for use on the web.  The core technology approach treats applications as a tapestry of inter-linked
collaborating and intelligent modular objects called components.
Each component is responsible for encapsulation of its internal data as well as displaying the designed behavior.  Any component connected into the core requiring a particular action of another component can send instructions via that component's interpretation mechanism, the API.  The core technology eliminates the need to build a new framework for each new application developed by the Company.
ThinWEB.com anticipates that its use of its core technology will allow it more rapid product research and development of applications by:

	Decreasing duplication of effort. A problem encountered in a development project can be solved once and abstracted into a component for use by others in the project with the same or similar problem.

	Decreased lines of code. Component specializations reduces needed lines of code since specific functions are encapsulated in one place and can be referenced by other developers.

	Developer specialization. A developer can specialize in one or a few components with regard to performance, functions, and other areas and not use time attempting tasks with which he is not familiar.

	Increase bug detection and fixing. Common operations and algorithms are encapsulated into components shared by all the developers; when a bug occurs with one of these operations or algorithms, it can be quickly isolated to one component and fixed for at one time for developers utilizing the operation or algorithm.

	Easier adaptation. As applications evolve, components can be easily added, updated or replaced with minimal effect at the application level.

	The thinWEB.com core technology is designed for TCP/IP ("transmission control protocol/internet protocol") networks using web clients such as web browsers, middle tier services such as web servers, application servers and database middle-wares with support for industry standard protocols.

	The core technology is not intended to directly be a marketable product; the core technology was specifically developed to provide a competitive technical advantage in the development of the Company's web applications.

	During the past year, the Company has developed its first two marketable applications utilizing the core technology: ThinAccess and WebCrumbs. ThinAccess was tested and approved by Sun Microsystems for listing on Sun Microsystem's Web site as being an approved Java cross platform application (i.e. "100% Pure Java") and WebCrumbs, utilizing the same framework, was also listed. Both products are in the beta-marketing phase. The Company has additional products in the design and development phases.

	ThinAccess. ThinAccess is a packaged software application that can be downloaded from a web site. A customer is able to download this application in the form of an installation program. ThinAccess is designed to offer remote access to any database over the Internet running in any web browser featuring exceptional speed with an ultra-thin download. Databases are widely used in computing and are crucial to many e-commerce applications including payroll and employee records departments, travel and reservation systems, financial services systems, accounting departments and many other areas in both government and private industry organizations. Timely access to databases is crucial and ThinAcess is designed to provide such database access in seconds.

	ThinAccess is designed to work on any platform, including cellular phones and personal data assistants. ThinAccess is designed to be specialized for database access from Internet applications running in any web browser. Java Database Connectivity (JDBC) is a standard defined by Sun Microsystems to allow database access from Java applets and applications. ThinAccess is intended to provide high performance, powerful features and scalable JDBC database access to network databases. This improves user responsiveness for web database applications and gives web developers a single interface to access all databases enabling web applications to manipulate all databases uniformly.

	ThinAccess first requires the ThinAccess Server to be started. Once this product is initialized customers are able to configure the ThinAccess Server using the graphical administrator contained in ThinAccess. Configuration issues for customers include importing database middlewares, specifying properties such as user name and password to connect to the database, and pre-configuring database objects. ThinAccess is shipped to customers pre-configured with an SQL ("structured query language") compliant Java database called InstantDB. With a configured ThinAccess Server running, web clients are able to access their databases in Java applets, servlets, or applications using JDBC drivers or ultra-thin Thinlets.

	Thinlets provide an ultra-thin download and high performance mechanism to directly access a pre-configured component existing on the ThinAccess Server. They drastically reduce the time to perform database operations because many critical path issues can be performed before the user clicks on the button. For example, it is possible to instantly access a pre-configured connection to save on the time it takes to create a connection, access a pre-configured database query result or access a pre-configured query to execute if required.

	Three JDBC drivers are included with ThinAccess that support the JDBC standard for Java database connectivity. The choice of driver depends on the requirements of the project. Factors determining the appropriate driver include the web browser support required, firewalls requiring HTTP tunneling, and JDK version or proxying.
ThinAccess can be used to connect to any database accessible via a JDBC driver and supports access to any ODBC database as well.

	JDBC drivers involve low level protocols that connect to databases. Downloading these drivers to web browsers introduces many potential obstacles including breaking browser security models, Java sandbox issues, huge class downloads from loading drivers, client software installation issues such as DLLs ("dynamic link libraries"), insecure transmission of database user id's and passwords, complicated JDBC URL's ("uniform resource locators") and many more. ThinAccess provides all the functionality of these JDBC drivers without the downloading obstacles.

	ThinAccess provides "remote" access to these drivers, without the need to download the driver. This immediately saves a class download that could take minutes for network users to complete. When a JDBC request is made by the client, ThinAccess proxies this request over to the middle tier server where it is executed, then the results returned.

	ThinAccess is specifically aimed at providing thin client Java database access for Java applets, servlets and applications.
ThinAccess is designed to improve the performance at both the client and server level with these key features:

    			Decreases database application development cost
     		Can use any browser, any database, or any platform
    	 	Reuses database connections across multiple clients
     		Provides remote management over the web
     		Connects to multiple databases with one driver download
     		Increases web page response time by avoiding large driver downloads
     		Saves redundant database processing by enabling multiple clients to browse same query results
		     Ease of use and installation saves costs of installation of specialized software
    			No software installations required of clients
    			Ships with a SQL compliant pure Java database
    			Utilities include a Query Tool, Interactive SQL and Schema Viewer

TECHNICAL BENEFITS OF THINACCESS:

	One location for all JDBC drivers. In environments where multiple databases and database drivers exist, ThinAccess can simplify this environment by organizing database connectivity in one place.

 Simplicity for web developers. ThinAccess gives web developers a simple JDBC URL to access databases by simple names. Using the ThinWeb JDBC URL means the web developer does not have to know underlying database specifics including the need to know SQL.

	Seamless access when database changes occur. When databases are upgraded, new JDBC driver versions are released, ports change, database user identifications and passwords change, and the physical location of the database changes. This means the user must change all its database applications to reflect these changes. With ThinAccess this is avoided since the web developer deals simply with the user defined name. The database could change but the ThinAccess application does not have to be changed.

	One driver download for multiple databases. If an applet requires connectivity to multiple databases, a user could be faced with multiple downloads. With ThinAccess, one JDBC driver download is sufficient.

	Pre-configuration for premium performance and scalability. It is possible to pre-configure database connections, statements and result sets so they can be instantly accessed and processed by many clients simultaneously.

	Work in any version of any Java enabled web browser. Web browsers only support one version of Java and if there is a download of an applet with the wrong driver version, the application will not work. ThinAccess contains a JDBC driver that works in any browser and avoids having to keep a separate driver for every version of a web browser.

	Use of the more efficient Type 2 drivers. Web enabled databases using "type 2" drivers are regarded as the best performing and most reliable since they use native database libraries. Most often the type 2 driver is much more stable and preferred but it cannot be deployed over networks without customer software installations. ThinAccess uses the type 2 driver.

	Avoids transmitting database user identifications and passwords over the network. Many JDBC drivers send user identifications and passwords from the application over the Internet and often are unprotected. ThinAccess avoids transmitting any user identification or password information.

	Flexibility of use. ThinAccess can plug into any web server, any browser, or any database on any platform supporting the Java specifications.

	WebCrumbs. WebCrumbs is designed to be a web site management and smart-agent analysis tool. WebCrumbs is a shrink-wrapped packaged application which can be graphically installed and easily used to run in correlation with the corporate web server. WebCrumbs is intended to gather and analyze information about a visitor to a particular web site and to generate a personalized look to the web site in response to the information learned about that visitor. WebCrumbs runs on any operating system supporting Java, any web server supporting Java Servlets, and communicates with any database supporting JDBC or ODBC ("open database connectivity").

	As a web site analysis and reporting tool, WebCrumbs is intended to offer a non-intrusive installation and integrated real-time reporting and the ability to use any in-house database customer reporting tool. Real time, high performance database communication, via JDBC or ODBC, allows WebCrumbs to provide web-based industry standard analysis reports, in both HTML ("hypertext markup language") and 3D graphs quickly and accurately to any web browser. This database communication also allows WebCrumbs to serve up dynamic database pages and complicated real time web pages.

	Management believes WebCrumbs to be unique from other web site analysis tools by its utilization of the "Dynamic Navigation Technology", a technology developed by the Company that automatically generates customized web pages based on pre-defined business rules and tracks web site activity in real time.

	WebCrumbs Smart Agent technology learns about a visitor's preferences by monitoring such visitor's web site usage patterns (such as pages visited and length of stay) and utilizes such information in real time by instantly presenting on the web site information and advertising most suitable.

	ThinWEB.com anticipates that WebCrumbs will be a commerce tool on many Web sites. These sites will display different pages to visitors based on the visitor's past behavior. Web sites will present users with personalized content or purchase recommendations based on individual interests and preferences. Since this data is updated continuously in real-time, new suggestions for additional purchases are available instantly.

	WebCrumbs' personalization of the web site takes two basic forms: collaborative filtering and profiling. Both are attempts to collect specific information that will aid in generating additional traffic, click-throughs and revenue on web sites.

	Collaborative filtering is voluntary. It accepts information provided by the user and predicts what information will be of interest to him or her. It can also compare a user profile with those of other users to create common-interest groups and make recommendations based on other customer preferences.

	Profiling on the other hand is not voluntary. A visitor's actions are observed and tracked. Subsequent user clicks identify patterns of behavior and interests, which result in the presentation of specific information to Web sites visited.

	The Company anticipates that future versions of WebCrumbs will all be based on the core features WebCrumbs provides. The versions will include both an ISP ("Internet Service Provider") and Enterprise edition. ISPs have the unique problem of having to handle multiple domain name web sites so all tools must be able to handle their environment. The Enterprise edition will be a more scalable, multi server version.

	The WebCrumbs Community edition will enable multiple sites, the community, to collaboratively share certain information obtained by WebCrumbs about visitors as they move from one site to another in the community.

	Future Products and Research and Development. The Company intends to develop additional e-commerce focused Internet applications on its core technology, in response to perceived market demands. The development of newer versions of the two products currently developed and the development of new e-commerce products will require a material investment of resources. During its first nine months, the Company expended US$107,750 on research and development which figure does not include the research and development which figure does not include the research and development activities of the principle developers of the products prior to the incorporation of ThinWeb in April, 1998.

TRADEMARKS

	The Company does not have any patents. On December 4, 1998, the Company applied for trademark registration in Canada for "WebCrumbs" and "ThinWeb" and on April 16, 1999, for "ThinAccess". On June 4, 1999, the Company applied for trademark protection in the United States for "WebCrumbs", "ThinWeb" and "ThinAccess" . There is no guarantee that other companies do not already utilize these names as their company name or for their products and there is no assurance the Company would be able to enforce against prior users. Even if such trademark protection is granted, there is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearances or that the Company will have the financial resources necessary to protect its marks against infringing use.

REVENUES AND OTHER FINANCING

	To date, the Company has used monies received from loans and equity investment to develop its products and to pay administrative expenses.
See "FINANCIAL STATEMENTS".

	The Company projects that funds may be received from the following sources:

	(1) The sale of the Company's products. The Company is actively pursuing marketing and sales partnerships with established companies in the Java marketplace.

	(2) The sale of the Company's securities. The Company anticipates that it will raise funds through the sale of its securities.

	The holder of the Company's 1,500,000 issued Preferred Shares shall be entitled to convert such shares into ordinary shares of the Company, on a one-for-one exchange basis, at any time before November 1, 1999 provided that such holder was instrumental in arranging equity financing on terms acceptable to the Company resulting in the receipt of net proceeds by the Company of not less than $5,000,000.

	There is no assurance that the Company will be successful in any sales of its products or support packages or that it will be able to raise any funds through the sales of its securities. In such event the Company may be required to seek financing for its operations from other sources, including debt financing or borrowing from financial institutions or other sources. There can be no assurance that any such funding will be available, or available on terms acceptable to the Company, if and when needed by the Company.

LICENSES

	Sun Microsystems, Inc. On September 2, 1998 ThinWeb Software Incorporated entered into a 100% Pure Java Logo License Agreement with Sun Microsystems, Inc. of Palo Alto, California whereby Sun Microsystems granted a non-exclusive, non-transferable, personal, royalty-free license to use the 100% Pure Java logo and the "For
Java" tagline (a) on the products, splash screens and product packaging, and (b) in the marketing, advertising, distribution and sale of the products, provided that ownership of the logo and tagline are attributed to Sun Microsystems. The license only extends to those products which have successfully passed Sun Microsystem's certification tests. Both ThinAccess and WebCrumbs have passed the certification tests.

	New Atlanta Communications, LLC. On December 15, 1998 ThinWeb Software Incorporated entered into a reseller agreement with New Atlanta Communications LLC of Alpharetta, Georgia whereby New
Atlanta granted ThinWeb Software a non-exclusive right to license and market New Atlanta=s ServletExec, Version 2.0 software to its customers provided it is bundled with ThinWeb Software's products. ThinWeb Software has the right to purchase the license for use with WebCrumbs versions 1.0 and 2.0 and other products developed at very favorable pricing, including the option to pay a one-time lump sum fee for a 3 year period.

	The pricing terms also apply to any upgrades of the Servlet Exec Version 2.x series made by New Atlanta during the term of the agreement. If ThinWeb Software markets WebCrumbs version 2.0 without bundling ServletExec 2.0 the agreement automatically terminates and New Atlanta is to be paid an amount as liquidated damages. New Atlanta is to provide technical support to ThinWeb
Software and its customers as is customarily provided to New Atlanta's own retail customers. The term of the agreement is for one year commencing February 1, 1999, and is automatically renewed for an additional one year term unless canceled by ThinWeb Software in writing not less than 30 days prior to expiration of the initial one year term. Either party may terminate the agreement upon 30 days written notice if the other party breaches the agreement.

	Cloudscape, Inc. On March 31, 1999, ThinWeb Software entered into a license agreement with Cloudscape, Inc., Oakland, California, by which Cloudscape granted ThinWeb Software a non-exclusive, non-transferable license to use its JBMS embedded client and workgroup server deployment software to (i) develop a limited use version of the software and (ii) distribute or otherwise deploy to end users the limited use version of the software. One year of maintenance and support of the software is included in the license, including upgrades, new versions, and new products within the embedded software product family. The term of the license agreement is one year, renewable annually from year to year unless canceled by ThinWeb
Software in writing not less than 90 days prior to an anniversary date. Cloudscape may terminate the agreement upon 30 days written notice in the event that ThinWeb Software is in breach of the agreement. ThinWeb Software agreed to pay a minimum license fee over 12 months and a royalty of 3% of the selling price for distribution of Cloudscape restricted limited use licenses with development copies of ThinWeb Software. A royalty of 10% of the selling price is payable by ThinWeb Software for distribution of Cloudscape unrestricted licenses with deployment copies of ThinWeb Software. No royalty fee is payable in any quarter during the first year except to the extent that it exceeds the quarterly payment. Support is charged on a per call basis with the minimum 10 pack of support calls at $1,000 to be charged against the initial prepayment.

MARKETING--GENERAL STRATEGY

	The Company intends to target software manufacturers (database and application), software developers and Internet service providers.
The Company anticipates that its products will be marketed directly to businesses. The Company also anticipates that it will market its technology to developers directly through Internet sales on its web site in the form of a developers tool kit. The Company anticipates that its thinner and faster Internet solution will have a significant appeal to many software suppliers. Many of the current database software companies have an application too thick to be easily Internet ready.

	The Company anticipates generating sales inquiries through an on-line marketing campaign designed to lead Java software developers to the Company's web site. Using discussion forums, chat groups, and web site advertising banners to be placed on strategic web sites, customers will be able to link directly to the thinWEB.com web site and learn more about and download the products.

	The Company plans to support its on-line advertising with attendance at industry trade shows and selected magazine advertisements.

	The Company began to establish a marketing staff during the second quarter of 1999 with the employment of three industry-experienced personnel. The Company intends to expand this marketing staff with three additional employees. The Company has leased space in Halifax, Canada to accommodate increased research and development, accounting and administrative personnel in addition to its executive offices in Ottawa, Ontario, Canada.

MARKETING AND SALES STRATEGY--THINACCESS

	The target markets for ThinAccess are database software development companies that need to web-enable their products and developers seeking to enable client server applications either for internal use or re-marketing. The Company believes that a major shift is taking place in the way information and applications are accessed and that such shift will provide users access to powerful computer applications and information through inexpensive and easy to use information access devices i.e. thin clients.

	ThinAccess sales efforts will be initially focused on the major database companies, sales force automation and customer relations of vendors. The Company anticipates that it will attempt to establish long-term agreements with original equipment manufacturing companies ("OEM") whereby ThinAccess would be bundled or embedded within that vendors software and shipped as a web enhancement. The Company intends to focus on assisting these vendors to enable their products to remotely access the Internet, Intranet and extranet with the eventual target of entering into a binding royalty or one-time fee structure with these vendors. Pricing for ThinAccess will start at US$11,000 per CPU (Central Processing Unit) with OEM pricing based upon type sales stream i.e. either bundled with a version of the database or sold embedded with all versions with subsequent annual maintenance fees.

	The Company will also target ThinAccess to the wireless market segment. The Company will attempt to establish relationships with vendors who require a faster and smaller footprint to allow effective deployment of their application such as palm-held organizers, certain Windows applications, cellular phones and pagers. There is no assurance that the Company can meet these expectations or that it will be able to establish agreements or relationships with the OEM or wireless markets.

MARKETING AND SALES STRATEGY--WEBCRUMBS

	The target markets for WebCrumbs are Internet Service Providers
(ISPs), call center application vendors and web houses. The Company will attempt to market WebCrumbs to ISPs by focusing on the use of WebCrumbs to increase the value of advertising on web sites. By using WebCrumbs, the Company believes that an ISP will be able to charge a premium for advertising. The Company anticipates that it will charge a "click charge" to the ISP, that is, each time the ISP uses WebCrumbs, the Company will receive a fee. The Company will also try to obtain a "powered by thinWeb.com" logo on the ISP's web site.

	The Company anticipates that it will market WebCrumbs to call center vendors to improve their customer experience by proactively and online having the ability to adjust to the caller's needs. The Company anticipates that the fee for embedding WebCrumbs into the software applications will be based on a royalty fee structure.

	Web houses design and deploy web sites for other companies, including the design, functionality enhancements and, often, the hosting. The Company anticipates first introducing the software developers tool kit (discussed below) to web houses to assist them in improving web site features and then building WebCrumbs to that. The Company hopes to eventually charge a license fee to such web houses for use of WebCrumbs with subsequent annual maintenance fees. There is no assurance that the Company can meet these expectations or that it will be able to establish any such agreements or relationships.

SOFTWARE DEVELOPERS TOOL KIT

	The Company believes that the key to the success of any software company is its linking the input of customers and prospects with the input from the software developer community. ThinWEB.com will make available a software developers tool kit that will enable developers to develop applications using thinWEB.com products.
The Company anticipates that it will sell the software developers tool kit directly, through its web site, to assist in-house information technology departments and developers to work with thinWEB.com technology. Both ThinAccess and WebCrumbs will be available to be downloaded directly from the thinWEB.com web site for a 30-day no risk trial. After the trial period, the software developers tool kit for ThinAccess and WebCrumbs will be available for purchase at US$995 and will include a 5-user license. The software developers tool kit will be only for development use and once an application is to be deployed to more than five users, the Company anticipates it will enter into a license agreement.

MARKETING--SPECIFIC ALLIANCES

	ThinWEB.com has joined several alliances with certain major computer companies which it anticipates will assist in the promotion and sales of its products.

	Sun Developer Connection. ThinWeb Software is a member of the Sun Developer Connection Alliance, a free alliance open to 100% Pure Java certified companies. As a member of the Sun Developer Connection Alliance the Company anticipates the promotion of ThinWeb Software and its products on the Sun web site, a web site description of ThinWeb Software and a link to ThinWeb Software's web site from the Javasoft web site, distribution of evaluation copies of ThinWeb Software's products bundled on Sun Solutions' widely distributed CD's, inclusion in the Sun Solutions Catalogue which is distributed to all Sun Microsystem hardware customers, and possible Sun trade show participation (such as Sun's Java One and Java Business Expo trade shows).

	Microsoft Independent Software Vendors Program. ThinWeb Software is a member of the Microsoft Independent Software Vendors Program which is designed for ISVs which produce shrink-wrapped or downloadable software that supports or runs on Microsoft products, technologies and platforms. Benefits include opportunities to promote the Company and its products within and outside of Microsoft to potential customers and developers, regular receipt of current information on the latest technology, product news and product strategy from Microsoft, discounts and special pricing.

	Novell. ThinAccess is listed on the Novell web site as an approved product for use with Novell's operating system.

MARKETING--ALLIANCE STRATEGY

	ThinWEB.com will attempt to form alliances with major database manufacturers, operating system manufacturers, Internet Service
Providers and other software manufacturers to establish technical, marketing and OEM ("original equipment manufacturer") alliances.

	ThinWEB.com anticipates that technical alliances will enhance current and future products where there is a clear business advantage to incorporate the vendor's product versus building elements of the Company's products. A typical technical alliance would have thinWEB.com use a vendor's technology to enhance its products. Currently thinWEB.com has a technical alliance with New Atlanta with their Servlet Exec product.

	ThinWEB.com anticipates that marketing alliances will increase market presence through cross selling to other vendors' customers, reducing the costs of marketing by combining efforts and shortening the sales cycle. ThinWEB.com will attempt to form marketing alliances with firms that have complimentary products. A typical marketing alliance for ThinAccess would be for a database vendor to commend ThinAccess as a preferred remote access tool to its customers on its web site and in its literature. These alliances will enable thinWEB.com to gain broader coverage in media, trade shows, joint sales calls and promotions.

	ThinWEB.com will attempt to establish OEM alliances which would bundle thinWEB.com's software applications with vendor's products. There are different levels of OEM alliances depending on the manufacturer, product maturity and market potential. The most common methods that the Company anticipates will be used for its software applications are bundled and embedded. A bundling OEM alliance would have the technology shipped or sold with selective models or products. An embedded OEM Alliance would have the technology sold every time the vendor's product is sold.

TECHNICAL SUPPORT

	ThinWEB.com anticipates that it will develop a dedicated web site to support and attract software developers. The Company's research and development team will provide the support for such developers. ThinWEB.com will also host online chat sessions to allow its developers to network and discuss issues and ideas. The Company anticipates that it will provide second level support for the OEM alliances, i.e. the manufacturer will be responsible for supporting its customers directly and the Company will provide support for the OEM alliances, i.e.
the manufacturer will be responsible for supporting its customers directly and the Company will provide support for product issues and "bug" fixes to the manufacturer. The Company intends to establish a secure section of its web site to list any known deficiencies in the products and known "work arounds". This is intended to ensure that the OEM manufacturers do not spend time debugging known issues.

THE MARKET

	ThinWEB.com's first two products are intended to target the Internet e-business access and intelligence software applications markets.
The future prospects for the Company are tied directly to the future growth and continued global acceptance of the Internet. The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users.
Management believes that the Internet is becoming the computing structure of choice for global business. Companies are introducing new web-based applications in mainstream operations such as sales force automation, call center integration, one-to-one marketing, remote training, and customer support.

	Both of thinWEB.com's products are"100% Pure Java"certified software solutions, the Sun Microsystems standard of excellence in Java programming. The Company has developed its applications in Java based on the belief that it is fast becoming the standard for Internet programming. The Company expects to benefit from investments being made in Java technology by enterprises worldwide. The Company believes that application development budgets for Java endeavors will almost double in the next 24 months and will continue to grow exponentially as Java microprocessors flourish in Internet devices such as TV set-top boxes, smart phones, personal digital assistants ("PDAs"), hand-held devices, pagers and laser printers.

	The primary target market for ThinAccess is companies utilizing Internet web applications with any database, any web browser and requiring "thin client" database connectivity. The Company perceives a major initiative by e-commerce companies to web-enable their business activity and to provide it as another medium for their customers. Database access is crucial to web-enabling business activity as it is the predominant mechanism to store and access information. The Company also perceives wireless devices and sales force automation as a major target market for ThinAccess. The
Company believes projections that predict the global thin client market will expand dramatically, potentially aggregating over $1 billion annually.

	The primary target market for WebCrumbs is the web site management and analysis market with a secondary target including Internet Service Providers, call center integrations and remote training. WebCrumbs targets companies that desire to upgrade their web sites with the ability to learn about and respond to web site visitors by instantly personalizing that company's Web site for that visitor. This personalization provides companies with the increased ability of turning web visitors into clients. The Company anticipates that this will assist companies to increase customer response and to increase sales. The Company believes that as a result of the growth of online applications (e.g. e-commerce, extranets, automated customer service) and related businesses, web traffic analyzers will become an even more strategic element with larger budgets for web traffic analysis tools and services. The
Company believes that companies that now analyze or will develop analysis capabilities of web site traffic patterns or web site personalization need powerful data analysis solutions such as WebCrumbs that will integrate effortlessly with other applications and platforms.

	The Company anticipates that companies can increase their web site investment return by better understanding the profiles and preferences of site visitors.

COMPETITION

	The Company faces competition from different companies for different aspects of its technology and for its different software applications.

	ThinAccess connects to any database over the web with swift high performance downloads of web database applications. ThinWEB.com considers the competitors to ThinAccess to be those products that can provide thin client (under 100K download) distributed access in Java. Software Synergy's JDBCConnect provides a thin access database application product, but it is a Windows specific product supporting ODBC databases. IDS Software's IDS Server is another competitor and is also a Windows/Linux product with support for ODBC and Oracle databases.

	The Company anticipates that WebCrumbs will face competition from companies in the e-commerce field including Web Trends, Active Concepts, Net.Genesis, Andromedia and Accrue. These companies primarily supply static Web analyzer software providing detailed reports on Web site activity without the Dynamic Navigation Technology used by WebCrumbs which allows a Web page viewed by one visitor to be different than the same Web page viewed by another.

	The software industry is highly competitive with frequent entries into all markets and fields by new start-up companies and by established companies with new products. Many of these competitors may have more experience and access to resources, including financial and technological resources, than the Company.

PROPERTY

	The Company's executive offices are located at Suite 101, Phase 3, 6 Antares Drive, Ottawa, Canada, at an annual rent of CDN$20,950 and its telephone number is 613/225-8446. The Company leases its research and development offices at Suite 1510, 1505 Barrington Street, Halifax, Canada at an annual rent of CDN$41,615 and its telephone number is 902/425-2802.

	The Company Web site is http://www.thinweb.com.


                          PLAN OF OPERATION

OVERVIEW

               The Company is a development stage company which develops Internet e-business software solutions. The Company has two developed software applications, ThinAccess, designed for organizations that require rapid access to data over the Internet, and WebCrumbs, designed for organizations that require immediate interaction with customers and employees.
       ThinWEB.com's use of Java enables it to develop applications for mobile and wireless devices and similar and other technologies as they emerge that require platform independence, swift deployment, flexibility, fast operation and low-cost. ThinWeb Software Incorporated, the Company's wholly owned subsidiary, has developed a core technology and two software applications that are in the final beta testing phase. The Company anticipates beginning sales of the two software applications in Summer, 1999.

       RESULTS AND PLAN OF OPERATIONS

               The Company has insignificant sales and
       revenue. Since inception the Company (and its subsidiaries) have focused on organizational activities and research and development of the software applications.

               The Company's ability to continue its
       operations is dependent upon its receiving funds through revenues from the sale of its products and alternate sources of financing. ThinWEB.com may be required to raise additional capital through debt or equity financing.

                    The Company may raise additional capital by the sale of its equity securities, through an offering of debt securities, or from borrowing from a financial institution. The Company does not have a policy on the amount of borrowing or debt that the Company can incur.

                    The Company intends to use future funds, if any, for the refinement and marketing of its two software applications and the development of additional software applications. The Company's two applications, ThinAccess and WebCrumbs are in the final beta testing phase and management anticipates that they will release these applications into the market in the Summer, 1999.


                    Management believes that the Internet as a source of e-business will continue to experience rapid technological and user growth and that Java-based technology will continue to increasingly become the user standard. The Company's first two applications have been certified by KeyLabs on behalf of Sun Microsystems as "100% Pure Java" which is considered the industry seal of approval and assures customers that these products are of the highest quality, interpretable Java solutions. The Company anticipates that all its future applications will be certified as "100% Pure Java".

                    Management has developed a sales and
       marketing strategy to introduce these products into the market. As part of its marketing strategy, the Company anticipates entering into license arrangements and alliance relationships with major database manufacturers, operating system manufacturers, Internet Services Providers and others to establish technical, marketing and OEM ("original equipment manufacturer") alliances. The Company has a license agreement with Sun Microsystems, Inc. to utilize the Pure Java logo and For Java tagline in its packaging and advertising. The Company has entered into an agreement with New Atlanta Communications, LLC to license and market New Atlanta's ServletExec, Version 2.0 software, to its customers bundled with the Company's products. The Company entered into a license agreement with Cloudscape, Inc. to use Cloudscape's JBMS embedded client and workgroup server deployment software to develop a limited use version of the software and to distribute it to end users.

       LIQUIDITY AND CAPITAL RESOURCES

                    The Company, including its subsidiary, has
       incurred start-up costs, including administrative costs and research and development costs. To date the Company has received funds from sales of its securities
       and from loans.   The Company has primarily used the
       proceeds from the sale of the securities of ThinWeb Software Incorporated (prior to becoming a subsidiary) for payment of operating costs to date.

                    Since inception, ThinWeb Software
       Incorporated has received an aggregate of $602,500 from
       the sale of its securities.   ThinWeb Software
       Incorporated took out a loan from Business Development Bank of Canada for an aggregate amount of $18,900 which has been repaid in full from such subscription proceeds.

               The Company has entered into a loan agreement with E-Capital Management, Inc.,acting on behalf of Amery Associates Inc., Arrendadora Solarsa S.A., Butternut Capital Limited, Cannon Equity Limited, Corporate Solutions Limited, Greensted Equities Limited, International Shareholdings Corp., Seismic Investments Limited and Strathglen Capital Limited, all of whom are Selling Securityholders herein and all of whom are clients of Lines Overseas Management Limited. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The loan agreement set up a two part credit facility for up to an aggregate available borrowing of CDN $1,335,000. One part of the credit facility provides for borrowing up to CDN $375,000, without interest, to be repaid from the proceeds of the first significant financing event obtained by the Company. To date, the Company has borrowed CDN $300,000 from this facility. The second part of the credit facility provides for borrowing up to CDN $960,000 at 12% interest per annum to be repaid from the proceeds of the first significant financing event obtained by the Company. At the option of E-Capital Management Inc.,all or any portion of the outstanding amount of the interest-bearing credit facility may be converted into securities of the Company at the time of and on the same terms and conditions as such securities are issued pursuant to a significant financing event. E-Capital Management Inc. will be issued, for no additional consideration, common stock purchase warrants equal to the amount drawn down under the interest-bearing facility divided by the price of the Company's shares of common stock issued pursuant to a significant financing event. Such warrants will be exercisable at a per share price equal to the price at which the Company's common stock is issued pursuant to such significant financing event for an exercise period of one year from the date of closing of such transaction. To date, the Company has borrowed CDN $60,000 under the interest-bearing facility.

               In addition, certain employees of the Company have loaned the Company an aggregate of CDN $112,936 with no written terms of repayment but with the understanding that such loans will be repaid when the Company receives sufficient funds to enable it to so repay such loans.

               ThinWeb Software Incorporated had a net loss of $201,178 from operating activities for the period April
       22, 1998 to March 31, 1999.

               ThinWeb Software has approximately $160,000 in losses for income tax purposes available to reduce future taxable income. The availability of utilizing such losses to reduce income taxes expires in 2005.

               The cash flow of ThinWeb Software Incorporated from financing activities for the period April 22, 1998 to March 31, 1999 was primarily from the receipt of outstanding capital subscriptions.

                    The Company has no commitments for capital expenditures in the near future. The Company anticipates that it will primarily focus on marketing ThinAccess and WebCrumbs and refining these applications. The Company anticipates developing additional software applications for use in e-business over the Internet.

       GOING CONCERN QUESTION

                    The financial statements appearing
       elsewhere in this prospectus have been prepared assuming that the Company will continue as a going concern. The Company's ability to continue its operations is dependent upon its receipt of revenues through sales of its software applications or through raising capital through debt or equity financing or borrowings, or a combination of the foregoing. These conditions raise substantial doubt about the Company's ability to continue as a going concern and if substantial additional funding is not acquired, alternative sources developed, or revenues from sales not received, management will be required to curtail its operations.


                                 MANAGEMENT

       OFFICERS AND DIRECTORS

             The officers and directors of the Company are as follows:

       Name                      Age               Title

       James S. Anthony           51        Chairman of the Board

       Gary T. Hannah             35        President, Chief Executive Officer
                                            and Director

       C. James Enman             45        Vice President and Secretary

       Bryan C. MacLean           30        Vice President and Director

       Cory Reid                  28        Vice President

                    All directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, the Company's Bylaws provide for not less than one nor more than five directors. Currently, there are three directors of the Company. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors.

                    The principal occupation and business
       experience for each officer and director of the Company, for at least the last five years are as follows:

                    JAMES S. ANTHONY has served as Chairman of
       the Board of ThinWeb since March, 1999. Since June, 1974, Mr. Anthony has been the President of J. S. Anthony Ltd., Toronto, Canada, which provides consulting services to corporations, including the Company, including strategic planning, finance and corporate organization. Mr. Anthony is the founder of The Foundation for the Study of Objective Art, a charitable foundation which operates an art gallery in Toronto and funds art education programs for the public. Mr. Anthony also serves on the board of directors of Agritek Bio Ingredients Corporation, Toronto, Canada, an agricultural biotechnology investment company listed on the Montreal Exchange; and, Denbridge Capital Corporation, Toronto, Canada, a digital radar imaging company listed on the Toronto Stock Exchange. Mr. Anthony formerly served on the board of directors of Borneo Gold Corporation, Toronto, Canada, a gold exploration company listed on the Vancouver Stock Exchange and Independence Resources Ltd., Toronto, Canada, a gold exploration company
       listed on the Vancouver Stock Exchange.   From 1986 to
       1993, Mr. Anthony served as a director and strategist for Softkey Software, Inc., a public company traded on the Toronto Stock Exchange, which subsequently through mergers became The Learning Company and was acquired in 1999 by Mattel. Mr. Anthony received his Bachelor of Arts degree from the University of Manitoba in 1968 and attended Carleton University from 1968 to 1970.

                    GARY T. HANNAH has served as President and Chief Executive Officer and a director of ThinWeb since April, 1999. From 1995 to 1999, Mr. Hannah held increasingly senior positions in the marketing, sales and service divisions, culminating as Vice President, of JetForm Corporation, an Ottawa, Ontario software manufacture. From 1991 to 1995, Mr. Hannah held senior management positions with Alliance Network Inc., a subsidiary of Crowntek Business Centres, Inc., Missisauga, Ontario, a computer distribution company, including serving as its president from 1993 to 1995. In 1994, GE Capital purchased Crowntek Business Centres, Inc. and Mr. Hannah continued to serve as president of Alliance Network until it was sold 1995. Mr. Hannah graduated from Saskatchewan Technical Institute in 1983 with a diploma in Radio, Television and Communications.

                    C. JAMES ENMAN, ESQ. has served as Vice
       President and Secretary for ThinWeb since March, 1999. From 1990, Mr. Enman was a member of the law partnership of Goldberg Thompson, Halifax, Nova Scotia, where he practiced corporate and commercial laws, including securities, financing and intellectual property. Mr. Enman received his Bachelor of Arts degree from Acadia University in 1977 and his LL.B. degree from Dalhousie University in 1980. Mr. Enman is a member of the Nova Scotia Barristers Society, Canadian Tax Foundation, and is a Canadian Trademark Agent. Mr. Enman serves as general counsel to the Company.

                    BRYAN C. MACLEAN has served as Vice
       President and a director of ThinWeb since its inception in April, 1998. Mr. MacLean is the co-founder of ThinWeb Software Incorporated and co-developer of the Company's Java software e-commerce applications. From 1996 to 1998, Mr. MacLean was a software engineer for Sanga International Research, Boston, Massachusetts specializing in Java software solutions. From 1994 to 1996, Mr. MacLean was a software engineer for Northern Telecom, Ottawa, Canada specializing in asynchronous transfer software switch development. During 1996, Mr. MacLean was employed by Bell Canada, Ottawa, Canada as a software engineer where he served as one of the lead developers of that company's project to process telephone bills over the Web using electronic data interchange. Mr. MacLean obtained his Bachelor Commerce degree from St. Francis Xavier University in 1990 and his Bachelor of Computer Science degree from DalTech University of Nova Scotia in 1994.

                    CORY REID has served as Vice President of ThinWeb since its inception in April, 1998. Mr. MacLean is the co-founder of ThinWeb Software Incorporated and co-developer of the Company's Java software e-commerce applications. From 1996 to 1998, Mr. Reid was a senior designer for Java Internet software at Sanga International Research, Boston, Massachusetts and Halifax, Nova Scotia. From 1995 to 1996, Mr. Reid was a senior software designer at AT&T, Herndon, Virginia specializing in telecommunications. Mr. Reid received his Bachelor of Computer Science degree from DalTech University of Nova Scotia in 1993.

       REMUNERATION

                    Gary Hannah, President of the Company, has entered into an employment agreement with the Company and receives an annual salary of CDN$200,000. In addition, Mr. Hannah was issued 1,181,344 shares of the Company's common stock for nominal consideration. Messrs. MacLean and Reid, a director and Vice Presidents, are negotiating employment agreements with the Company and each receives an annual salary of CDN$120,000. Mr. Enman, Vice President, Secretary and General Counsel, receives an annual salary of CDN$100,000 and is negotiating an employment agreement with the Company. Through his company J. S. Anthony & Co., Ltd., Mr. Anthony receives consulting fees for consultancy services rendered to the Company.

               The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and President of the Company during 1998. No officer of the Company received a salary and bonus in excess of $100,000 for services rendered during the fiscal year ended December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                            FISCAL               OTHER          COMPENSATION
     PRINCIPAL POSITION     YEAR      SALARY     BONUS& AWARDS    ALL OTHER

     James Anthony          1998        -0-           -0-           -0-
     Chairman of the Board

     Gary Hannah            1998        -0-           -0-           -0-
     Current President

     Bryan MacLean          1998       $51,986        -0-           -0-
     Former President

       INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND
       AGENTS

                   The Certificate of Incorporation and Bylaws of thinWEB.com provide that it shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of its directors, as well as any of its officers or employees to whom the Company has agreed to grant indemnification.

                   Section 145 of the Delaware General
       Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                   The Delaware General Corporation Law
       provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

                   The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.


                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

                   The following table sets forth certain
       information as of the effective date of this prospectus regarding the beneficial ownership of thinWEB.com's common stock by each of its officers and directors and by each person who owns in excess of five percent of its common stock giving effect to the exercise of warrants or options held by the named securityholder.

                 Amount
                 of Common            Percent of Common      Percent of Common
                 Stock Benefi-        Stock Beneficially     Stock Beneficially
                 cially Owned         Owned or Right         Owned or Right
                 or Right to          to Direct Vote         to Direct Vote
Name             Direct Vote(1)(2)    Prior to Offering(1)   After Offering(2)

James S. Anthony          250,000          1.5%                  *
Chairman (3)
158 Amelia Street
Toronto, Canada

Gary T. Hannah
President (4)            1,181,344          6.9%                 4.7%
Chief Executive Officer
Director
1250 Squire Drive
Manotick, Ontario
Canada K4M 1B8

C. James Enman
Vice President (5)       3,090,000          18.1%               13.7%
Secretary
1883 Seldon Street
Halifax, Nova Scotia,
Canada B3H 3X3

Bryan MacLean (6)        3,090,000           18.1%               13.7%
Vice President
Director
5444 Victoria Road, #8
Halifax, Nova Scotia,
Canada B3H 1M5

Cory Reid
Vice President (7)       3,090,000            18.1%             13.7%
1360 Lower Water Street
Suite 207
Halifax, Nova Scotia,
Canada B3S 3N2

All directors and
executive officers as
a group (5 persons)     10,701,344            62.7%              46.1%

       (1) Based upon 17,066,344 outstanding shares of common stock. Includes rights to acquire common stock through exercise of exchangeable Class A Shares.
       (2) Assumes all Company Shares are sold resulting in 21,066,344 shares of common stock outstanding (assuming no conversion of Convertible Preferred stock). Includes rights to acquire common stock through exercise of exchangeable Class A Shares.
       (3) James Anthony is the founder, director and president of The Foundation for the Study of Objective Art, a charitable trust, and may be deemed to be the beneficial owner of the 250,000 shares owned by it, of which 200,000 are registered herein for sale.
       (4)     Of which 200,000 shares are registered
               herein for sale.
       (5) James Enman is the trustee and beneficiary of the Enman Family Investment Trust and is deemed to be the beneficial owner of the 3,090,000 Class A Shares held by it, of which 200,000 shares are registered herein for sale.
       (6)     Bryan MacLean is the trustee and
               beneficiary of the B. MacLean Family Trust and is deemed to be the beneficial owner of the 3,090,000 Class A Shares held by it, of which 200,000 shares are registered herein for sale.
       (7) Cory Reid is the trustee and beneficiary of the C. Reid Family Trust and is deemed to be the beneficial owner of the 3,090,000 Class A Shares held by it, or which 200,000 shares are registered herein for sale.


                           SELLING SECURITYHOLDERS

                    In addition to the Company Shares offered for sale herein by thinWEB.com, the Company is registering for offer and sale shares of its common stock held by 41 security holders. These Selling Securityholders will offer their Selling Securityholder Shares for sale on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act. See "RISK FACTORS--Additional Shares Entering Public Market without Additional Capital Pursuant to Rule 144" and "Selling Securityholders May Sell Shares at any Price or Time."

                    The Company is applying for quotation on the NASD OTC Bulletin Board for its common stock; however, there can be no assurance that the common stock will be accepted for quotation thereon. See "RISK FACTORS--No Current Trading Market for the Company's Securities" and "DESCRIPTION OF SECURITIES--Admission to Quotation to Nasdaq SmallCap Market and Bulletin Board".

                    All of the Selling Securityholder Shares registered herein will become tradeable on the effective date of this prospectus.

                    The following table sets forth the
       beneficial ownership of the Selling Securityholder
       Shares held by each person who is a Selling
       Securityholder and by all Selling Securityholders as a group.


                                        NUMBER
                           COMMON       OF SHARES     PERCENT OF STOCK OWNED
NAME AND ADDRESS OF        STOCK        REGISTERED   PRIOR TO      AFTER
BENEFICIAL OWNER           OWNED        FOR SALE     OFFERING(1)   OFFERING(2)

Gary T. Hannah  (3)        1,181,344      200,000       6.9%          4.7%
1250 Squire Drive
Manotick, Ontario,
Canada K4M 1B8

C. James Enman  (4)        3,090,000      200,000       18.1%         13.7%
1883 Seldon Street
Halifax, Nova Scotia,
Canada B3H 3X3

Bryan MacLean (5)          3,090,000       200,000       18.1%         13.7%
5444 Victoria Road,#8
Halifax, Nova Scotia,
Canada B3H 1M5

Cory Reid (6)               3,090,000       200,000       18.1%         13.7%
1360 Lower Water St.
Suite 207
Halifax, Nova Scotia,
Canada B3S 3N2

T. MacLean Family              300,000      100,000        1.8%           *
Trust (7)
1338 Molli Street
Halifax, Nova Scotia
Canada B3J 1T9

J. Smyth Family Trust (8)      300,000       100,000        1.8%           *
1991 Brunswick Street
Apartment 620
Halifax, Nova Scotia
Canada B3J 3N2

Amery Associates Inc.          473,000       473,000         2.8%          0%
Apartada Postal 1802-1002
Passeo de los Estudiantes
San Jose, Costa Rica

Anjula Ltd.                       5,000         2,500         *            *
Bahamas Financial Centre
Shirley & Charlotte Street
3rd Floor, PO Box CB13135
Nassau, Bahamas

Arrendadora Solarsa S.A.        500,000       500,000        2.9%         0%
600 mts. Sur oeste de
la Antigua Fabrica
Paco, San Rafael
San Jose, Costa Rica

Stephanie Bigelow                 80,000        40,000         *          *
10 Crichton Park Road
Dartmouth, Nova Scotia
Canada

Patrick Birmingham                10,000          5,000         *          *
322 Millwood Drive
Sackville, Nova Scotia
Canada

Butternut Capital Limited         613,000       613,000        3.5%        0%
Apartada Postal 7-3330-1000
San Jose, Costa Rica

Cannon Equity Limited             398,000        398,000       2.3%        0%
Avenida 7, Calla 3 Bix
Edifico Teresa 3 Piso
San Jose, Costa Rica

Dale Chaisson Auto                 20,000         10,000        *          *
Sales, Inc.
218 Micmac Boulevard
Dartmouth, Nova Scotia
Canada

Corporate Solutions               602,000         602,000       3.5%       0%
Limited
Apartada Postal 1555-1000
San Jose, Costa Rica

Everest Private Trust              14,000           7,000        *         *
PO Box HM2706
4th Floor, Jardine House
33 Reid Street
Hamilton HM 12 Bermuda

The Foundation for the            250,000           200,000      1.5%      *
Study of Objective Art (9)
80 Gerard Street East
Toronto, Ontario Canada
M5B 1G6

Greensted Equities Limited         471,000          471,000       2.8%     0%
Apartada Postal 7-3330-1000
San Jose, Costa Rica

Iguana Investments Ltd.            100,000           50,000        *       *
Buckingham Square
West Bay Road
Seven Mile Beach,
Grand Cayman

International                      387,000          387,000       2.3%   0%
Shareholdings Corp.
Apartada Postal 1802-1002
Paseo de los Estudiantes
San Jose, Costa Rica

Althea Lacas                         5,000            2,500         *      *
1005 Beaufort Avenue
Halifax, Nova Scotia
Canada

Andrew Lacas                          5,000           2,500         *      *
1005 Beaufort Avenue
Halifax, Nova Scotia
Canada

Betty Lacas                         12,000            6,000         *     *
1005 Beaufort Avenue
Halifax, Nova Scotia
Canada

Peter Lacas                          14,000           7,000         *      *
1005 Beaufort Avenue
Halifax, Nova Scotia
Canada

Paul Landry, Jr.                      10,000         10,000          *     *
32 Greenwood Drive
Antigonish, Nova Scotia
Canada B2G 2H8

Darlene Letun                       100,000          50,000         *      *
107 Douglas Park View SE
Calgary, Alberta Canada

Scott MacKinnon                      70,000          35,000         *     *
69 Chameau Crescent
Dartmouth, Nova Scotia
Canada

Michael MacDonald &                  80,000         40,000         *       *
  Natasha Pavlinovic
14 Stratford Way
Halifax, Nova Scotia
Canada

William Mahody                       50,000          25,000         *      *
Suite 205 --
99 Portland St.
PO Box 1126
Dartmouth, Nova Scotia
Canada

Diane Marsh                           50,000         25,000         *       *
7365 Bradner Road
Mt. Leyman, British
Columbia Canada

Curtis Mayert                        50,000           25,000          *     *
1422 Joliet Avenue, SW
Calgary, Alberta Canada

Brian McAvoy                          20,000          10,000         *      *
7157 Trysail Circle
Tampa, Florida 33607

Christine Musgrave                    10,000           5,000         *     *
6 Stonepointe Avenue
Napean, Ontario Canada

Sean O'Regan                          50,000          25,000         *     *
11 Gladstone Avenue
Dartmouth, Nova Scotia
Canada

Gary Rubenstein                       50,000          25,000         *     *
3 Sandhurst Close
Halifax, Nova Scotia
Canada

Richard Shirley                       30,000          15,000         *     *
41 Bayside Drive
Bayside, Nova Scotia
Canada

Seismic Investments Ltd.              577,000        577,000       3.4%   0%
Apartada Postal 1555-1000
San Jose, Costa Rica

Strathglen Capital Limited            479,000        479,000       2.8%   0%
Apartada Postal 1802-1002
Passeo de los Estudiantes
San Jose, Costa Rica

Louis Toth                             60,000          30,000        *     *
32 Craigburn Drive
Dartmount, Nova Scotia
Canada

Gary West                               20,000         10,000        *     *
38 Chadwick Street
Dartmouth, Nova Scotia
Canada

Donald Wile                            100,000         50,000        *    *
82 Empire Street
Bridgewater,
Nova Scotia
Canada

------------
Denotes less than 1%.
 (1)          Assumes 17,066,344 shares of common stock outstanding.
 (2)          Assumes sale of all the Company Shares and
                    all Selling Securityholder Shares offered by the Selling Securityholders resulting in 21,066,344 shares of common stock outstanding.
 (3)          Of which 200,000 shares are registered
                    herein for sale.  The named Selling
                    Securityholder is President, Chief
                    Executive Officer and a Director of the
                    Company.
  (4)          Of which 200,000 shares are registered
                    herein for sale.  The named Selling
                    Securityholder is Vice President and
                    Secretary of the Company.
  (5)          Of which 200,000 shares are registered
                    herein for sale.  The named Selling
                    Securityholder is Vice President and a
                    Director of the Company.
  (6)          Of which 200,000 shares are registered
                    herein for sale.  The named Selling
                    Securityholder is Vice President of the Company.
  (7)          Of which 100,000 shares are registered
                    herein for sale.  The T. MacLean Family
                    Trust is controlled by an employee of the Company and the shares of common stock held by it are deemed to be beneficially owned by such employee.
   (8)          Of which 100,000 shares are registered
                    herein for sale.  The J. Smyth Family
                    Trust is controlled by an employee of the Company and the shares of common stock held by it are deemed to be beneficially owned by such employee.
    (9)          Of which 200,000 shares are registered
                    herein for sale.  James Anthony is the
                    founder, director and president of The
                    Foundation for the Study of Objective Art and may be deemed the beneficial owner of the shares held by it.

               In the event the Selling Securityholders receive payment for the sale of their Selling
       Securityholder Shares, thinWEB.com will not receive any of the proceeds from such sales. ThinWEB.com is bearing all expenses in connection with the registration of the Selling Securityholder Shares of the Selling Securityholders offered hereby.

               The Selling Securityholder Shares owned by the Selling Securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the Selling Securityholder Shares offered under Rule 415, the Company has given certain undertakings in Part II of the Registration Statement of which this Prospectus is a part which, in general, commit the Company to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    E-Capital Management Inc. ("E-Capital")
       has been engaged by the Company to assist in raising capital for the Company. J. Gregory Wilson is the president of E-Capital Management. E-Capital Management is owned by The Greg Wilson Family Trust, the beneficiaries of whom are the spouse and children of J. Gregory Wilson. J. Gregory Wilson is the president and sole shareholder of 583317 British Columbia Ltd. ("583317 B.C. Ltd.). ThinWEB.com has issued 1,500,000 shares of Convertible Preferred Stock to 583317 B.C. Ltd. for consideration of $.0001 per share. The holder of these shares is entitled to convert such shares into shares of common stock of thinWEB.com on a one-for-one exchange basis at any time before November 1, 1999 provided that the holder was instrumental in arranging an equity financing which results in the receipt of net proceeds by thinWEB.com of not less than $5,000,000. After November 1, 1999, thinWEB.com may redeem any remaining outstanding Convertible Preferred Stock at a redemption price of $.0001 per share. E-Capital assisted the Company in the sale of certain of the Company's securities to 3024701 Nova Scotia Limited, Everest (Private) Trust Company and Donald Wile for a total investment of $502,500. Brokerwise Communications Inc. has been engaged by the Company to handle investor relations.

               The Company has entered into a loan agreement with E-Capital Management, Inc.,acting on behalf of Amery Associates Inc., Arrendadora Solarsa S.A., Butternut Capital Limited, Cannon Equity Limited, Corporate Solutions Limited, Greensted Equities Limited, International Shareholdings Corp., Seismic Investments Limited and Strathglen Capital Limited, all of whom are Selling Securityholders herein and all of whom are clients of Lines Overseas Management Limited. The loan agreement set up a two part credit facility for up to an aggregate available borrowing of CDN $1,335,000. One part of the credit facility provides for borrowing up to CDN $375,000, without interest, to be repaid from the proceeds of the first significant financing event obtained by the Company. To date, the Company has borrowed CDN $300,000 from this facility. The second part of the credit facility provides for borrowing up to CDN $960,000 at 12% interest per annum to be repaid from the proceeds of the first significant financing event obtained by the Company. At the option of E-Capital Management Inc.,all or any portion of the outstanding amount of the interest-bearing credit facility may be converted into securities of the Company at the time of and on the same terms and conditions as such securities are issued pursuant to a significant financing event. E-Capital Management Inc. will be issued, for no additional consideration, common stock purchase warrants equal to the amount drawn down under the interest-bearing facility divided by the price of the Company's shares of common stock issued pursuant to a significant financing event. Such warrants will be exercisable at a per share price equal to the price at which the Company's common stock is issued pursuant to such significant financing event for an exercise period of one year from the date of closing of such transaction. To date, the Company has borrowed CDN $60,000 under the interest-bearing facility.

               Certain officers and employees of the Company including Bryan MacLean, Cory Reid, Trevor MacLean, and Jeremy Smyth, have loaned the Company, CDN $48,509, CDN $48,509, CDN $8,751, and CDN $7,168, respectively, aggregating CDN $112,936 with no written terms of repayment but with the understanding that such loans will be repaid when the Company receives sufficient funds to enable it to so repay such loans.


                   DESCRIPTION OF SECURITIES

               The Company has authorized capital of
       100,000,000 shares of Common stock, $.0001 par value, and 20,000,000 shares of preferred stock, $.0001 par value. As of the date hereof, the Company has 17,066,344 shares of common stock issued and outstanding and 1,500,000 shares of Convertible
       Preferred Stock outstanding.

               Effective as of May 27, 1999, the Company's subsidiary Thinweb.com Inc. purchased all the outstanding shares of common stock of ThinWeb Software
       Incorporated (16,916,344 shares) for an aggregate consideration of:

               (i) the issuance of 16,916,344 Class A
               exchangeable non-voting participating common shares of common stock of Thinweb.com Inc.;

                (ii) the issuance by the Company to
               StockTrans, Inc., a Pennsylvania corporation, as trustee for the ThinWeb Software Incorporated shareholders (the "Trustee"), 16,916,344 shares of its common stock to be held in trust under the terms of an exchange and voting agreement dated April 22, 1999; and

               (iii) the issuance by the Company of 1,500,000 shares of its Convertible Preferred Stock to 583317 B.C. Ltd., a British Columbia corporation, at $.0001 per share.

               Each beneficial shareholder of the Class A
       Shares has, through the Trustee, voting rights in thinWEB.com equal to the number of Class A Shares held for his benefit by the Trustee. The Class A Shares may be converted into or exchanged for an equal number of the shares of thinWEB.com held by the Trustee. As a result of the transaction, ThinWeb Software Incorporated became a wholly owned subsidiary of Thinweb.com Inc., a wholly-owned subsidiary of thinWEB.com created solely to effect the purchase of such shares.

       CLASS A SHARES

               The Company's subsidiary, Thinweb.com Inc. has an authorized 20,000,000 Class A exchangeable non-voting shares of which 16,916,344 have been issued to the ThinWeb Software Incorporated shareholders. The Class A Shares are not entitled to receive notice of or to attend any meeting of the shareholders of Thinweb.com Inc. nor to vote on any matters that come before its shareholders.

               The Class A Shares have voting rights in thinWEB.com equal to one vote for each Class A Share held on all matters that properly come before the shareholders of thinWEB.com at a meeting of shareholders or in connection with any action taken by shareholder consent. The holders of the Class A Shares are entitled to receive notice of and attend any meeting of shareholders of thinWEB.com and to vote at any such meetings.

               The Class A Shares may be converted into or exchanged for an equal number of shares of the thinWEB.com which shares are held by the Trustee for such conversion or exchange.

               The Trust Agreement sets forth the rights and restrictions pertaining to the Class A Shares and the shares of common stock of the Company held by the Trustee. Upon conversion, the Company shares held by the Trustee will be released to the converting holder and an equal number of Class A Shares will be delivered to the Company. The holders of the Class A Shares have the right to vote their interests in the Company directly or through the Trustee as holder of the Company shares.

               The shares, while held by the Trustee, will not be entitled to participate in dividends declared by the Company; however, the Company has agreed that should it declare a dividend on its common stock it will ensure that its subsidiary, Thinweb.com Inc. has the means to pay a like dividend on its Class A Shares.

               The Company has issued to and placed with the Trustee 16,916,344 shares of its common stock for use in exchange of the Class A Shares pursuant to a certain exchange agreement. The Class A Shares contain certain rights and provisions as set forth in the trust Agreement which is incorporated herein by reference and discussed below. These rights and provisions are a summary only and should be read in conjunction with the descriptions provided in the documents which were filed as exhibits with the Form 8-K and are incorporated herein by reference.

               (i) EXCHANGE RIGHTS ON THE LIQUIDATION OF THE PURCHASER. Holders of the Class A Shares have the right, upon the occurrence and during the continuance of any proceeding in bankruptcy, insolvency, dissolution or winding up commenced by Thinweb.com Inc. or against it, to require the Company to purchase from each or any holder of the Class A Shares all or any part of the Class A Shares held at an amount equal to
       (a) the current market price of the Company's common stock on the last business day prior to the day of purchase plus (b) an additional amount equal to the full amount of all dividends declared and upon on such Class A Shares and on all dividends declared on the Company's common stock which have not been declared on the Class A Shares.

               (ii) AUTOMATIC EXCHANGE ON THE LIQUIDATION OF THE REGISTRANT. In order that holders of the Class A Shares will be able to participate on a pro rata basis with the holders of the Company's common stock in the event of a voluntary or involuntary dissolution, liquidation or winding-up of the Company, all of the then outstanding Class A Shares shall be automatically exchanged for shares of common stock of the Company in the absence of an affirmative written election from a holder of Class A Shares not to participate in the automatic exchange.

               (iii) RETRACTION BY HOLDER. A holder of Class A Shares is entitled at any time to require Thinweb.com Inc. to redeem any or all of the Class A Shares held by it in an amount equal to (a) the current market price of the Company's common stock on the last business day prior to the retraction date which may be satisfied in full by the Thinweb.com Inc. causing to be delivered to such holder one share of common stock of the Company for each Class A Share held by the retracting holder plus (b) an additional amount equal to the full amount of all dividends declared and upon on such Class A Shares and on all dividends declared on the Company's common stock which have not been declared on the Class A Shares.

               (iv)  AUTOMATIC REDEMPTION BY THE PURCHASER.
       On the 25th anniversary of the closing date of the stock exchange transactions, unless otherwise extended or accelerated, the Thinweb.com Inc. shall redeem all the then outstanding Class A Shares for an amount per Class A Share equal to (a) the current market price of the Company's common stock on the last business day prior to the redemption date which may be satisfied in full by Thinweb.com causing to be delivered to such holder one share of common stock of the Company for each Class A Share held by the retracting holder plus
       (b) an additional amount equal to the full amount of all dividends declared and upon on such Class A Shares and on all dividends declared on the Company's common stock which have not been declared on the Class A Shares.

               (v)  PURCHASE FOR CANCELLATION.  Thinweb.com
       Inc. may at any time and from time to time offer to purchase for cancellation all or any of the outstanding Class A Shares at any price by tender to all of the holders of the Class A Shares then outstanding at any price per share determined by it plus an amount equal to all declared and unpaid dividends thereon. If in response to such tender offer, more Class A Shares are tendered than Thinweb.com Inc. is willing to purchase, then Thinweb.com Inc. shall purchase as nearly as possible pro rata according to the number of shares tendered by each holder.

               (vi)  RECIPROCAL CHANGES.  If the Company
       issues or distributes its warrants, options or other rights to purchase its securities to the holders of its outstanding common stock or issues shares or securities of any other class of the Company than the common stock exchangeable by the Class A Shares, or evidences of indebtedness of the Company or assets of the Company, then Thinweb.com Inc. shall issue to the holders of the Class A Shares the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets.

               (vii)  RECLASSIFICATIONS.  If the Company
       subdivides, redivides or changes the outstanding number of its common stock into a greater number or reduces, combines or consolidates the outstanding number of its common stock into a lesser number or reclassifies or otherwise changes its common stock or effects an amalgamation, merger, reorganization or other transaction affecting its common stock, then Thinweb.com Inc. will make the same or an economically equivalent change simultaneously to, or in the rights of the holders of, the Class A Shares.

       COMMON STOCK

               The Company is offering 4,000,000 Company
       Shares for sale at an initial offering price of $7.00 per share and is registering an aggregate of 6,212,500 shares of common stock for sale by the 41 Selling Securityholders at a price to be determined in the future. If the price of the Company's common stock falls below $5.00 per share, then the Company's common stock may be considered "penny stock" as that term is defined by the Securities and Exchange Commission. Special sales practice requirements apply to broker-dealers on sales of penny stocks. The sales of the Company's common stock may be subject to such special rules.

               Holders of the common stock do not have
       preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.

               The Board of Directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.
       NONCUMULATIVE VOTING

               Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

       WARRANT

                    ThinWEB.com has granted a warrant to
       purchase up to 50,000 registered shares of the Company's common stock at a strike price of $1.00 per share, exercisable for a period of five years from April 8, 1999, to TPG Capital Corporation, an affiliated company to Cassidy & Associates, the law firm which prepared this prospectus.

       PREFERRED STOCK

               The Company has 20,000,000 authorized shares of non-designated preferred stock, $.0001 par value per share, of which 2,000,000 has been designated ("Convertible Preferred Shares") and 1,500,000 of which have been issued. The Convertible Preferred Shares are not entitled to dividends and are non-voting. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Convertible Preferred Shares shall be entitled to receive the par value of each share before any amount shall be paid or any property or assets distributed to the holders of the ordinary shares. After payment in full to the holders of the Convertible Preferred Shares, the surplus assets, if any, shall belong to and shall be divided among the holders of other stock or shares in the Company.

               The Company may redeem at any time commencing November 1, 1999, any number of the Convertible Preferred Shares then outstanding by paying to the holder thereof the par value thereof. The holder of the Preferred Shares shall be entitled to convert such shares into ordinary shares of the Company on a one-for-one exchange basis at any time before November 1, 1999 provided that the holder was instrumental in arranging an equity financing which resulted in the receipt of net proceeds by the Company of not less than $5,000,000.

               The Board of Directors is authorized to provide for the issuance of additional shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

       ADDITIONAL INFORMATION DESCRIBING STOCK

               The above descriptions concerning the stock of the Company do not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-Laws which are incorporated herein by reference and which are available for inspection at the Company's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

       ADMISSION TO QUOTATION TO NASDAQ SMALLCAP MARKET AND
       NASD OTC BULLETIN BOARD

               If the Company meets the qualifications, the
       Company intends to apply for quotation of its Securities on the NASD OTC Bulletin Board. Until the Company meets such qualifications, its Securities will be quoted in the daily quotation sheets of the National Quotation Bureau, Inc., commonly known as the "pink sheets". If the Company's Securities are not quoted on the NASD OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the
       Company's Securities.   The over-the-counter market
       ("OTC") differs from national and regional stock exchanges in that it (1) is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing. If it meets the qualifications for trading securities on the NASD OTC Bulletin Board the Company's Securities will trade on the NASD OTC Bulletin Board until such future time, if at all, that the Company applies and qualifies for admission for listing on the Nasdaq SmallCap Market. There can be no assurance that the Company will qualify or if qualified that it will be accepted for listing of its securities on the NASD SmallCap Market.

                    To qualify for admission for listing on the Nasdaq SmallCap Market, an equity security must, in relevant summary, (1) be registered under the Securities Exchange Act of 1934; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000); (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have a minimum bid price of $4.00 per share; and (6) have at least 300 beneficial shareholders.

       PENNY STOCK REGULATION

               Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities reach and maintain a market price of $5.00 or greater.

       TRADING OF SHARES

               There are no outstanding options, options to purchase, or securities convertible into, the shares of the Company other than the securities described herein.
        The Company has not agreed with any shareholders, to register their shares for sale, other than for this registration. The Company does not have any other public offerings in process or proposed.

       TRANSFER AGENT AND REGISTRAR AND TRUSTEE

               StockTrans, Inc., Ardmore, Pennsylvania, serves as the transfer agent for the Company and as Trustee for the Class A Shares.

       REPORTS TO SHAREHOLDERS

               The Company will furnish to holders of its common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. The Company may issue other unaudited interim reports to its shareholders as it deems appropriate.


                             PLAN OF DISTRIBUTION

       ARBITRARY DETERMINATION OF OFFERING PRICE

               The initial offering price of the Company
       Shares has been determined arbitrarily by thinWEB.com. Among the factors considered were the Company's potential operations, current financial conditions and financial requirements of the Company, estimates of the business potential and prospects of the Company, the perceived market demand for its software applications, the economics of the information technology, Internet and software industries, the general condition of the equities market, and other factors.

       LIMITED STATE REGISTRATION

               The Company will qualify or register the sales of the Company Shares in a limited number of states.
       The Company will not accept subscriptions from investors resident in other states.

       SALE OF THE COMPANY SHARES

               The Company Shares are being offered by the Company on a "best efforts" basis through its officers and directors. No sales commission will be paid to any officer or director of the Company. The Company will reimburse its officers and directors for expenses incurred in connection with the offer and sale of the Company Shares. The officers and director of the Company are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the Company Shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must (1) not be subject to a statutory disqualification; (2) not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions; and (3) not be an associated person with a broker or dealer; and (4) (i) restrict participation to transactions involving offers and sale of the securities, and (ii) perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and has not been associated with a broker or dealer for the preceding 12 months, and does not participate in selling an offering of securities for any issuer more than once every 12 months, and (iii) restrict participation to written communications or responses to inquiries of potential purchasers. The officers and directors of the Company intend to comply with the guidelines enumerated in Rule 3a4-1.

       COMPANY USE OF A BROKER-DEALER

               The Company may locate a broker-dealer who may offer and sell the Company Shares on terms acceptable to the Company. If the Company determines to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the Company Shares. The Company anticipates that it would not pay in excess of 10% as a sales commission for any sales of the Company Shares. If a broker-dealer were to sell the Company Shares, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section 2(11) of the Securities Act and the Company would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between the Company and such potential broker-dealer. In addition, the Company would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms. The Company has no agreements or understandings with any broker-dealer to offer the Company Shares for sale.

               In order to comply with the applicable
       securities laws, if any, of certain states, the Company
       Shares will be offered or sold in such states through registered or licensed brokers or dealers in those states.

       SALE OF THE SELLING SECURITYHOLDER SHARES

               The Company will not receive the proceeds of any sale of Selling Securityholder Shares by the Selling Securityholders pursuant to this prospectus.
       The Selling Securityholder Shares may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents. Any underwriters, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the 1933 Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

                    At the time a particular offer is made by or on the behalf of the Selling Securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Selling Securityholder Shares purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

               Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling security holder (or other person engaged in the distribution) is no longer a participant in the distribution.

               If, at some time, the Company meets the
       requirements of the Nasdaq SmallCap Market it will apply for listing thereon. If is should be accepted for listing thereon, then certain underwriters may engage in passive market making transactions in the Company's common stock in accordance with Rule 103 of Regulation M.

               The Selling Securityholder Shares sold by the Selling Securityholders may be sold from time to time in one or more transactions: (i) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and any underwriters.

               In order to comply with the applicable
       securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which the Company has complied.

               Under applicable rules and regulations
       promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in connection with transactions in the securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

               The Company will pay all of the expenses incident to the registration of the securities of the Selling Securityholders (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

                In addition and without limiting the
       foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in connection with transactions in the sale of the Selling Securityholder Shares during the effectiveness of this prospectus.

               The Company will pay all of the expenses incident to the registration of the Shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.


                               LEGAL MATTERS

       LEGAL PROCEEDINGS

               The Company is not a party to any litigation and management has no knowledge of any threatened or pending litigation against the Company.

       LEGAL OPINION

                    Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the Company Shares offered herein when issued pursuant to the terms hereof, will be fully paid and non-assessable and that the Selling Securityholder Shares offered for sale herein have been fully paid, validly issued and non-assessable. Cassidy & Associates has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Cassidy & Associates with respect to any other matters.

                    James M. Cassidy, a principal of Cassidy &
       Associates, is an officer and director and controlling shareholder of TPG Capital Corporation, which owns 150,000 shares of common stock of the Company and holds a warrant to purchase 50,000 shares of common stock of the Company.

                                   EXPERTS

               The financial statements in this Prospectus have been included in reliance upon the report of PricewaterhouseCoopers LLP, Halifax, Canada,
       Independent Accountants, and upon the authority of such firm as experts in auditing and accounting.


                             FINANCIAL STATEMENTS

               The audited balance sheet of ThinWeb Software Incorporated as of December 31, 1998 and the statements of operations and deficit and cash flows for the period from April 22, 1998 to December 31, 1998 are included herein.

	COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA--
	U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the board of directors of THINWEB SOFTWARE INCORPORATED dated May 20, 1999 is expressed in accordance with the Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Halifax, Canada                       PRICEWATERHOUSECOOPERS LLP
May 20, 1999                          Chartered Accountants

ThinWeb Software Incorporated
(A Development Stage Company)

Financial Statements

December 31, 1998
(Information as at March 31, 1999 and the three months ended March 31, 1999 is unaudited)
(expressed in U.S. dollars)

Report of Independent Accountants

To the Board of Directors of
ThinWeb Software Incorporated

We have audited the balance sheet of ThinWeb Software Incorporated as of December 31, 1998 and the statements of operations and deficit and cash flows for the period from April 22, 1998 to December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as of December 31, 1998 and the results of its operations and its cash flows for the period then ended in accordance with generally accepted accounting principles in Canada.



                                    PRICEWATERHOUSECOOPERS LLP
Halifax, Canada
May 20, 1999			                 				Chartered Accountants

	ThinWeb Software Incorporated
	(A Development Stage Company)
	Balance Sheet
	As of December 31, 1998

	(expressed in US dollars)

                                                			March 31     	December 31
                                                    				1999         	1998
                                             				(unaudited)

                                                 				$            $

	Assets

	Current assets
	Cash (note 3)			                                 		253,375		       31,566
	Subscriptions receivable               			        	267,961			      --
	Investment tax credits receivable (note 4)		        66,838			     	65,908
	Other			                                          	13,881			     	  5,784
							                                           		-------        -------
				                                                602,055	      	103,258

	Capital assets (notes 4 and 5)			                  	15,314	    		  10,895
	Trademarks		                            	              563 		         555
						                                               ------        ------
                                                					617,932 		    114,708
                                                				-------- 	     -------
	Liabilities

	Current liabilities
	Accounts payable and accrued liabilities         		97,280		     	21,470
	Accrued salaries			                               	99,344			    	89,657
	Current portion of long-term debt (note 7)		        2,998	    			 2,957
	Loan payable 			                                  	66,260        65,338
	Amounts due to shareholders			 	                   21,484			    	21,484
							                                          		------         ------
                                             						287,366 	     200,906

	Long-term debt (note 7)                        			13,153 				    13,754
							                                           		--------      ------
				                                              	300,519				   214,660
							                                           		-------      -------
	Shareholders' Equity

	Capital stock (note 8)			                      			519,065             1
	Foreign currency translation adjustments		           (474)     	    343
	Deficit accumulated during the development
               stage		      				                 	(201,178)		   (100,296)
							                                          		--------     --------
                                              						317,413	     (99,952)
							                                           		-------      ------
                                              						617,932	     114,708
                                               					-------		   	-------

	ThinWeb Software Incorporated
	(A Development Stage Company)
	Statement of Operations and Deficit
	For the period from April 22, 1998 to December 31, 1998

	(expressed in U.S. dollars)


                          	Cumulative            	Three Months   	Period ended
                    			  		April 22, 1998 to      	ended       		 December 31
                       				March 31, 1999        March 31, 1999      1998
                         				(unaudited)  	       (unaudited)
                        			$                  		$                		$

	Revenue	                   		1,409	   	           253			            1,156
                        				------            		-------           			------
	Expenses
	Research and development
    (note 4)		               81,922	   	          38,034			 	       43,888
	Selling, general and
   administration		         117,376              	61,480         			55,896
	Amortization          		     3,289	              	1,621		           1,668
                        					-------            		------         			-------
                            202,587             	101,135		          101,452
                       				-------           		-------           			-------
  Loss for the period	    	(201,178)           	(100,882)	         (100,296)

 	Deficit accumulated during the
   development stage-
     Beginning of period          ---         		(100,296) 		   	     --
                          				--------       			---------        			---------
	Deficit accumulated during the
   development stage-
    End of period         	(201,178)	          	(201,178)		        (100,296)
             	   		   					---------          	---------       			---------
  Loss per share	   		                         			1.03             	28.30
	Weighted average number of shares            		-------        			--------
   outstanding during the period   		          		97,711            		3,544
	                                          						-------         	--------

	ThinWeb Software Incorporated
	(A Development Stage Company)
	Statement of Cash Flows
	For the period from April 22, 1998 to December 31, 1998

	(expressed in U.S. dollars)
                             			Cumulative     		Three Months   		Period Ended
                         				April 22, 1998            ended   			December 31
                       				to March 31, 1999   	March 31, 1999   	1998
                         				(unaudited)        	(unaudited)
                            		$                		$              		$
Cash provided by (used in)

	Operating activities
	Loss for the period	          	(201,178)	      	(100,882)		       (100,296)
	Amortization	                   	3,289      	      1,621      		     1,668
	Net change in non-cash working
     	capital balances related
      to operations
		Increase in investment tax
        	credits receivable	  		(66,918)   	 		      ---          		(66,918)
		Increase in other current
          assets	              	(13,875)	  	       (8,002)	      		  (5,873)
		Increase in accounts payable
       and accrued liabilities 		97,176	          	75,377	        		21,799
		Increase in accrued salaries	 	99,438	         	  8,407	     		   91,031
                           					------           		------         		------
                             		(82,068)	       	   (23,479)		     (58,589)
                  		   		  				--------         			-------       		-------
	Financing activities
	Proceeds from bank loan   	   	 16,966   	 		      ---           		16,966
	Repayments of bank loan	   	      (794)          	(794)   		         --
	Proceeds from loan payable	     66,339	      	  	  --            		66,339
	Issue of common shares	        251,132         	251,132              --
	Proceeds from shareholder
           loans           	  	  20,628	            --           			20,628
                 		   		   					-------           	-------       		-------
		                            		354,271	        	250,338	          103,933
                		   		   					-------           		-------       		-------
	Investing activities
	Acquisition of capital assets	(18,609)          	(5,878)       		 (12,731)
	Acquisition of trademarks			     (564)	   		        --          		   (564)
                 		   		   				-------             	-------      			-------
                        		   			(19,173)         		(5,878)   	  	  (13,295)
                   		   		   				--------           	-------       		-------
Effect of exchange rate
   changes in cash	                 345	            	828	     	       (483)
                 	   		   				 	--------           	-------        	 	-------
Increase in cash during
     the period	               		253,375      	   	221,809         		31,566

	Cash-- Beginning of period	       --             	  31,566			       --
  		                            	-------           	-------       		------
	Cash-- End of period	        		253,375            	253,375			      31,566
                            				-------           	-------       		------

	ThinWeb Software Incorporated
	(A Development Stage Company)
	Notes to Financial Statements
	December 31, 1998
	(Information as of March 31, 1999 and for the three months ended March 31, 1999 is unaudited)
	(expressed in U.S. dollars)

1	Nature of operations and basis of presentation

	The company incorporated on April 22, 1998 and is primarily a software research and development company that has not yet commenced commercial operations. All of the company's operations are in Canada. These statements are prepared on a going-concern basis. There is substantial doubt that as to whether or not the company will be able to continue as a going concern. The ability of the company to continue as a going-concern is dependent upon it obtaining the necessary financing to commercialize and market its products and upon future profitable operations. Like other companies at this stage of development, the company is subject to numerous risks, including the uncertainty of its chosen market, its ability to develop its markets and other risks.
The company plans to raise funds through a private placement; however, there are no commitments for the private placement and there can be no assurance that the company will be successful in raising the required capital to finance operations.


2	Accounting policies

		a)  Financial statement presentation

		These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.
The significant differences between these principles and those that would be applied under U.S. generally accepted accounting principles are disclosed in note 11.

		b)   Foreign currency translation

		The company's currency of measurement is Canadian dollars; however, the reporting currency is U.S. dollars. The assets and liabilities of the company are translated into U.S.
dollars at year-end exchange rates, and income and expense items are translated at rates approximating the average rates of exchange for the year. Gains and losses from the translation are excluded from the statement of operations and deficit and are accumulated in the cumulative foreign currency translation adjustment account.

		c)  Capital assets and amortization

		Amortization of the following capital assets is calculated using the declining balance method at annual rates which will amortize their cost over their estimated useful lives.

These rates are:

		  		Computer hardware                  	  30%
	  			Computer software                 	 	100%
  				Office furniture and equipment     	  20%


		d)  Income taxes

		The company uses the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year.
Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes.
Future income tax assets are evaluated and if realization is not considered "more likely than not", a valuation allowance is provided.

		Investment tax credits relating to scientific research and experimental development expenditures are recorded in the accounts in the fiscal period the qualifying expenditures are incurred provided there is reasonable assurance that the tax credit will be realized. Investment tax credits in connection with research and development activities are accounted for using the cost reduction method which recognizes the credits as a reduction of the cost of the related assets or expenditures.

		e)  Revenue recognition

		The company recognizes revenue at the time of delivery of its licensed software products to customers, provided collectibility of proceeds from the sale of licensed software is reasonably assured.
Currently, all sales are made from the company's web site. An electronic order form is filled out on-line by the customer; payment for the order is then received when the customer provides a credit card number;
the product is then downloaded by the customer.
The product is not returnable; therefore, no provision is required for sales returns.

		f)  Research and development

		Research costs are expensed in the period incurred. Where, in the opinion of management, the deferral criteria established by the Canadian Institute of Chartered Accountants are satisfied in all material respects, development expenditures are capitalized and amortized over the estimated earning life of the related products. To date, no development costs have been deferred.

		g)  Loss per common share

		Loss per common share is calculated using the weighted number of common shares issued and outstanding during each period. Fully diluted earnings per share are not presented as the exercise of warrants and options would be antidilutive.

		h)  Use of estimates

		The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reported period. Actual results could differ from those reported.

		i)  Financial instruments

		The fair value of the company's cash, subscriptions receivable, investment tax credits receivable, other current assets, accounts payable and accrued liabilities, accrued salaries, long-term debt, loan payable and amounts due to shareholders approximate their carrying values.


3	Restrictions on cash

	Included in cash is $235,000 held in a trust account by the company's solicitors, which requires the approval of two shareholders in order to be released. The cash is to be used to fund certain expenditures within the next year.


4	Investment tax credits receivable

	For small, closely held Canadian corporations, a credit of approximately 40% of eligible scientific research and experimental development expenditures is available, refundable in cash if no taxes are owed. For all other Canadian corporations, the credit is reduced to approximately 20% on a non-refundable basis, available only against taxes otherwise payable. Eligible scientific research and experimental development expenditures include direct current and capital costs and an allowance for overhead in the amount of 65% of specified salaries and wages.

	During 1998, investment tax credits in the amount of $63,862 have been applied to reduce research and development expenditures and $3,056 have been credited to the cost of capital assets.


5	Capital assets


                          					                  			March 31    		December 31
                                             							1999          		1998
	---------------------------------------------------------------------------
                                				Accumulated
                    				Cost      	amortization      	Net
         		            $           		$             		$         		   $

		Computer hardware   	13,289  		     1,790     		    11,499    		    8,705
		Computer software     3,944        	1,295            2,649          		972
		Office furniture
     	and equipment 	   1,371           205          		1,166         	1,218
                 				  ------        	 -----         		 ------   	  	------
                   				18,604        	3,290        	 	15,314        	10,895
                   				------        		-----         			------   		  ------

6	Income taxes

	The company has approximately $160,000 in losses for income tax purposes, with an expiry date of 2005, which are available to reduce future taxable income. This potential benefit is offset by $53,000 in temporary differences between income for accounting purposes and income for tax purposes.
The net potential future tax benefit, calculated at the statutory rate of approximately 45%, amounts to $48,000.
This future income tax asset has been reduced to $nil through the application of a valuation allowance based on the likelihood of realization.


7	Long-term debt

                                         						March 31        	December 31
                                           						1999               	1998
                                          					$                  		$

		Business Development Bank of Canada,
authorized amount $18,900, bearing interest
at 8.7% per annum, repayable in one principal
payment of $108 and 72 principal payments of
$261, secured by personal guarantees of certain
shareholders in the amount of $4,100	             16,151	        	16,711

		Less:  Current portion		                    	    2,998	      	   2,957
                                                 ------       	   ------
 					                                           	13,153	      	 	13,754
                                           						------           ------

	The loan was repaid in full subsequent to March 31, 1999.


8	Capital Stock

	Authorized
		On March 31, 1999, the company increased its authorized capital by the creation of 90,000,000 common shares without nominal or par value. At March 31, 1999, the authorized capital of the company is:

	100,000,000 common shares, without nominal or par value

				               	                                 			Ascribed
                                              						Number of         Value
                                                 					Shares          	$

		Issued

		Issued in 1998 pursuant to share
         subscription agreements               				900,000       		32,669

		Subscriptions receivable                         		 ---        	(32,668)
                                               					------- 			   --------
  Balance--December 31, 1998                   				900,000              1

  Issued in the three months ended
       March 31, 1999
       For cash                              					1,447,333       	73,565
       Pursuant to share subscription
          agreements                         					7,027,667      	462,097

   Subscriptions receivable           		            ---          	(16,598)
                                    						-----------------------------------
   Balance --- March 31, 1999                				9,375,000        519,065
                                         						   ---------       -------

	Subscriptions receivable are presented as a reduction from capital stock unless paid subsequent to the period end.
Subsequent to March 31, 1999, $267,961 in share subscriptions receivable were paid in cash.

9	Uncertainty due to the Year 2000 Issue

	The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


10	Subsequent events

		a)   Repayment of loan payable

		Subsequent to March 31, 1999, the company repaid in full, the loan payable of $66,260 which was outstanding at March 31, 1999.
The company also paid a premium in the amount of $16,565 to the lender. The premium was agreed with the lender in April 1999 and has been accrued in the financial statements. As part of the loan repayment, the company also issued, for no cash consideration, 100,000 shares to the lender and 10,000 shares to the individual who arranged the initial loan. Both individuals deal at arm's length with the company.

		b)   Share issuances

		Subsequent to March 31, 1999, the company issued shares as follows:

        				                                       	               		Ascribed
                                              				 	Number of       		value
                                              					shares           		$

		For cash 			                                	 					7,431,344	    		83,435
		Related to the repayment of loan payable		           110,000         --
                                              				 	---------   			---------
                                                    7,541,344        83,435

		The company appointed a new chief executive officer subsequent to March 31, 1999. As part of the terms of the employment agreement, the chief executive officer was issued 1,181,344 common shares from treasury for no cash consideration, with 28.58% of the shares vesting immediately, 35.71% vesting in one year and the balance of 35.71% vesting in two years.


		c)   Corporate Re-organization

		On April 22, 1999, the company entered into a combination agreement with Warwick Acquisition Corporation ("Warwick").
This agreement was adopted by the Board of Directors of Warwick and approved by the shareholders of Warwick on May 20, 1999. Thinweb.com Inc. ("Thinweb.com"), formerly 3028184 Nova Scotia Limited, a wholly-owned subsidiary of Warwick, will acquire all of the issued and outstanding shares of the company through the issuance of 16,916,344 Class "A" exchangeable, non-voting, participating common shares without par value ("Exchangeable Shares") of Thinweb.com.
The Exchangeable Shares entitle the holder to voting rights in Warwick as if the shareholder held an equivalent number of common shares in Warwick. The Exchangeable Shares are exchangeable for shares in Warwick on a share-for-share basis without any further consideration.

		Pursuant to this agreement, 4,850,000 of the issued and outstanding shares of Warwick were redeemed and retired resulting in 150,000 common shares of Warwick being issued and outstanding.
On closing of this transaction, Warwick issued 16,916,344 common shares to be held in trust pending receipt of the Exchangeable Shares. Warwick also issued 1,500,000 preferred shares on closing of this agreement for deemed consideration of $0.0001 per share.
The holders of the preferred shares of Warwick are entitled to convert them into common shares of Warwick on a share-for-share basis any time prior to November 1, 1999, provided the holders were instrumental in arranging financing for the company of not less than $5,000,000. In addition, Warwick will grant a five year transferable warrant entitling the holder to acquire up to 50,000 common shares of Warwick for consideration of $1 per share.

		If all Exchangeable Shares and preferred shares are converted into shares of Warwick, the former shareholders of ThinWeb
Software Incorporated will own approximately 91% of the issued shares of Warwick.


11	Differences between Canadian and U.S. Generally
   Accepted Accounting Principles

The financial statements of the company have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which are different in certain respects from those applicable in the United States ("U.S. GAAP"), as described below.

		a)	Comprehensive income

		Under SFAS 130, "Comprehensive income", the company is required to show the change in net assets, excluding shareholder investments and distributions. The following summarizes the company's comprehensive loss:

         		                             Three months ended    		Period ended
                                    				March 31, 1999        			December 31
                                      				(unaudited)           				1998
                                   				$                     				$

		Loss for the period                     		(100,882)           				(100,296)
		Change in foreign currency
         	translation adjustment              		(474)                				343
                                        				---------             		--------
		Comprehensive loss                       (101,356)            				(99,953)
                                       				---------              		-------

		b)   Recent pronouncements

In 1998, Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities" was issued and is effective for fiscal years commencing after June 15, 1999. The company will comply with the requirements of SFAS 133 in fiscal year 2000 and does not expect the adoption of SFAS 133 will be material to the company's results of operations.

		In 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities". SOP 98-5 is effective in fiscal years beginning after December 15, 1998 with earlier adoption permitted.
SOP 98-5 requires costs of start-up activities and organization costs to be expenses as incurred. The company has complied with the requirements of SOP 98-5.



  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by the Company or by any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                       ------------------------

                          TABLE OF CONTENTS
                                                                  Page
Available Information. . . . . . . . . . . . . . . . . . . . . . . . .
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Operation. . . . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Security Ownership of Certain
    Beneficial Owners and Management . . . . . . . . . . . . . . . . .
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . .
Certain Relationships and Related Transactions . . . . . . . . . . . .
Description of Securities. . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . .

        Until 90 days after the date of this Prospectus, all dealers effecting transactions in the registered Securities, whether or not participating in this distribution, may be required to deliver a Prospectus.

                       =======================








                       THINWEB.COM CORPORATION


                  4,000,000 shares of common stock
                                 and
                  6,212,500 shares of Common Stock
                  to be sold by the Holders thereof













                              ----------
                              PROSPECTUS
                              ----------






                        _______________, 1999



                       =======================








                               PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

        The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal
benefit.   The Company's Certificate of Incorporation contains such
a provision.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

   Filing Fee - Securities and Exchange Commission            $
        8,000
   Fees and Expenses of Accountants and legal counsel          100,000
   Blue Sky Fees and Expenses                                    4,000
   Printing and Engraving Expenses                               5,000
   Miscellaneous Expenses                                        1,000

        Total                                                 $118,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        The Company (and ThinWeb Software Incorporated prior to becoming a subsidiary of the Company) issued shares of Common
Stock, par value $.0001 per share, to the following individuals or entities for the consideration as listed in cash.

        If any of these sales were made within the United States or to United States citizens or residents, such sales were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 except 5,000,000 shares of common stock issued by Warwick Acquisition Corporation prior to the stock exchange transaction, which shares were issued in reliance on Rule 506 of Section 4(2) of the Securities Act and Rule 701 of Section 3(b) of the Securities Act. Of the 5,000,000 shares issued by Warwick Acquisition Corporation 4,850,000 were redeemed pursuant to the stock exchange transaction.

        Pursuant to the stock exchange transaction among thinWEB.com Corporation, ThinWeb Software Incorporated, and Thinweb.com Inc., thinWEB.com (the Company) issued 16,916,344 shares of common stock to a Trustee as part of the consideration for the purchase of the outstanding stock of ThinWeb Software Incorporated by the Company's subsidiary, Thinweb.com Inc. Thinweb.com Inc. issued 16,916,344 Class A shares entitling the holders voting rights in thinWEB.com. As part of the stock exchange, ThinWeb Software Incorporated became a subsidiary of the Company.

        Some of holders of the shares listed below may have subsequently transferred or disposed of their shares and the below list does not purport to be a current listing of shareholders of the Company.

                                         Number        Number
Date     Shareholder                     of Pre-       of Post-
                                         Exchange      Exchange     Consid-
                                         Shares        Shares or    eration
                                                       Right to
                                                       Direct Vote

6/9/98  Pierce Mill Associates, Inc      4,250,000      redeemed       $425
6/9/98  TPG Capital Corporation            750,000       150,000         75
        Butternut Capital Limited          613,000       613,000          4*
        International Shareholdings Corp   387,000       387,000          3*
        Seismic Investments Ltd.           577,000       577,000          4*
        Amery Associates Inc.              473,000       473,000          3*
        Cannon Equity Limited              398,000       398,000          3*
        Corporate Solutions Limited        602,000       602,000          4*
        Strathglen Capital Limited         479,000       479,000          3*
        Greensted Equities Limited         471,000       471,000          3*
        Arrendadora Solarsa S.A.           500,000       500,000     83,389*
        Transatlantic Co., S.A.            250,000       250,000          2*
        Cheetah Systems Ltd.               500,000       500,000          3*
        Shaftesbury Global Limited         500,000       500,000          3*
        Midland Shareholdings Limited      500,000       500,000          3*
        B. MacLean Family Trust          2,666,667     2,666,667     16,349*
        C. Reid Family Trust             2,666,667     2,666,667     16,349*
        Enman Family Investment Trust    2,666,666     2,666,666     33,130*
        J. Smyth Family Trust              175,000       175,000          1*
        T. MacLean Family Trust            195,000       195,000          1*
        3024704 Nova Scotia Limited        891,000       891,000    445,500*+
        Donald Wile                        100,000       100,000     50,000*
        Everest (Private) Trust Company     14,000        14,000      7,000*
        Gary Hannah                      1,181,344     1,181,344          8*
        Paul Landry Sr.                    100,000       100,000          0*
        Paul Landry Jr.                     10,000        10,000          0*

*       Amount paid for original investment in shares of ThinWeb
        Software Incorporated which were subsequently exchanged for Class A Shares of Thinweb.com Inc. and accompanying voting rights in thinWEB.com Corporation

 + 3024704 Nova Scotia Limited was subsequently dissolved and shares of ThinWeb Software Incorporated distributed pro rata to shareholders.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits

3.1** Certificate of Incorporation, filed with the Registration Statement of Warwick Acquisition Corporation on Form 10-SB (file no. 0-25419) filed with the Commission on February 19, 1999 and incorporated herein by reference.

3.2** By-Laws of the Company, filed with the Registration Statement of Warwick Acquisition Corporation on
                 Form 10-SB (file no. 0-25419) filed with the Commission on February 19, 1999 and incorporated herein by reference.

4.1** Share Exchange and Share Purchase Agreement among Warwick Acquisition Corporation, Thinweb.com Inc., ThinWeb Software Incorporated, and all of the shareholders of ThinWeb Software Incorporated, filed with the Form 8-K of Warwick Acquisition Corporation (file no. 0-25419) filed with the Commission on May 28, 1999, and incorporated herein by reference.

4.2**            Exchange and Voting Agreement among Warwick
                 Acquisition Corporation, ThinWeb Software
                 Incorporated, the Trustee, and all of the shareholders of ThinWeb Software Incorporated, and all of the shareholders of ThinWeb Software
                 Incorporated, filed with the Form 8-K of Warwick
                 Acquisition Corporation (file no. 0-25419) filed with the Commission on May 28, 1999, and incorporated herein by reference.

5.1*             Opinion of Cassidy & Associates

10.1*            License Agreement with Sun Microsystems

10.2*            Reseller agreement with New Atlanta Communications, LLC

10.3*            License agreement with Cloudscape, Inc.

24.1             Consent of Accountant

24.2*             Consent of Cassidy & Associates (included in Exhibit 5)

27       Financial Data Schedule
---------------
*          To be filed by amendment
**         Previously filed

(b) The following financial statement schedules are included in this Registration Statement.

        None.

ITEM 28.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c)   The undersigned registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                              SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, thinWEB.com Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax on the 20th day of July, 1999.


                           THINWEB.COM CORPORATION


                           By /s/  Gary Hannah
                                   President



        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                     Title                  Date


/s/James S. Anthony          Director              July 20, 1999

/s/ Gary T. Hannah           Director              July 20, 1999

/s/Bryan c. MacLean          Director              July 20, 1999